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Exhibit 99(a)(5)(D)

AGREEMENT AND PLAN OF MERGER

dated as of

[            ], 2005

by and among

ALLERGAN, INC.

BANNER ACQUISITION, INC.

and

INAMED CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of                , 2005 (this "Agreement"), by and among Allergan, Inc., a Delaware corporation ("Parent"), Banner Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Inamed Corporation, a Delaware corporation (the "Company").

        WHEREAS, on November 21, 2005, Merger Sub commenced an offer to purchase or exchange (the "Offer") any and all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (together with the associated Company Rights, as defined in Section 3.01(f), the "Shares"), on the terms and subject to the conditions set forth in the Offer to Purchase dated November 21, 2005 and in the related letter of election and transmittal;

        WHEREAS, pursuant to the Offer, each Share accepted for purchase or exchange will be exchanged for the right to receive, at the election of the holder of such Shares: (a) the Cash Consideration (as defined below) or (b) the Parent Stock Consideration (as defined below) plus cash in respect of fractional shares of Parent Stock (as defined below) in accordance with Section 1.01(f), and in each case subject to proration as described in Section 1.01(d);

        WHEREAS, the Agreement and Plan of Merger by and among Medicis Pharmaceutical Corporation ("Medicis"), Masterpiece Acquisition Corp. and the Company, dated as of March 20, 2005 (the "Medicis Agreement") has been terminated in accordance with its terms;

        WHEREAS, the Board of Directors of Parent (the "Parent Board"), the Board of Directors of Merger Sub (the "Merger Sub Board"), and the Board of Directors of the Company (the "Company Board"), have approved the acquisition of the Company pursuant to the Offer, the subsequent merger of Merger Sub with and into the Company (the "Merger"), and the Second Merger (as defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

        WHEREAS, as soon as practicable following the Merger, Parent shall, and shall cause the Surviving Corporation (as defined in Section 2.01) to, adopt an agreement and plan of merger and reorganization whereby the Company will be merged with and into a wholly owned limited liability company subsidiary of Parent (the "Second Merger"), with such limited liability company surviving the Second Merger as a wholly owned subsidiary of Parent;

        WHEREAS, the Merger Sub Board has determined the Offer, the Merger and the Second Merger to be advisable;

        WHEREAS, (a) the Company Board has resolved and agreed to recommend acceptance of the Offer to the holders of the Shares and (b) the Company Board (i) has determined the Offer, the Merger, and the Second Merger to be advisable and in the best interests of the stockholders of the Company, and (ii) has resolved, in the event that a meeting of the Company's stockholders is required by Law to approve the Merger, to recommend the approval and adoption of this Agreement to the stockholders of the Company;

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

        WHEREAS, Parent, Merger Sub and the Company intend for federal income tax purposes that the Offer, taken together with the Merger and the Second Merger (collectively, the "Reorganization"), qualify as a "reorganization" described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the regulations promulgated under the Code; and

        WHEREAS, certain capitalized terms used herein are defined in Section 9.03;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

        Section 1.01.    The Offer.

        (a)   On November 21, 2005, Parent caused Merger Sub to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive from Merger Sub, at the election of the holder: (i) $84.00 in cash, without interest (the "Cash Consideration"), or (ii) 0.8498 of a share of common stock, par value $0.01 per share, of Parent (together with the Parent Rights, as defined in Section 3.01(f), the "Parent Stock", and such fraction of a share of Parent Stock issuable in exchange for each Share pursuant to the Offer, the "Parent Stock Consideration"), with cash in respect of fractional shares of Parent Stock in accordance with Section 1.01(f), and in each case subject to proration as set forth in Section 1.01(d).

        (b)   The obligation of Merger Sub to accept for payment or exchange, and to pay for or exchange Shares pursuant to the Offer, shall be subject only to the Minimum Condition (as defined in Annex A hereto) and to the other conditions set forth in Annex A attached hereto. Merger Sub expressly reserves the right to increase the consideration payable pursuant to the Offer and to waive any condition of the Offer, provided that the conditions described in clauses (c)(i) and (d)(i) - (iii) of Annex A attached shall not be waivable. Subject to the extension rights described in subparagraph (h) below, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment or exchange, all Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the Expiration Date (as defined in subparagraph (h)) at which all conditions to the Offer shall have been satisfied or waived by Merger Sub, and Merger Sub shall not otherwise extend the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered in the Offer. Without the consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Cash Consideration or Parent Stock Consideration, (iii) waive or change the Minimum Condition, (iv) add to the conditions set forth in Annex A, (v) modify any condition set forth in Annex A or amend any term of the Offer set forth in this Agreement, in each case, in any manner materially adverse to the holders of Shares, or (vi) change the form of consideration.

        (c)   Subject to Sections 1.01(d), (e) and (f), each holder of Shares shall be entitled to elect (i) the number of Shares which such holder desires to exchange for the right to receive the Cash Consideration (a "Cash Election"), and (ii) the number of Shares which such holder desires to exchange for the right to receive Parent Stock Consideration (a "Parent Stock Election"). Any Cash Election or Parent Stock Election shall be referred to herein as an "Election," and shall be made on a form furnished by Merger Sub for that purpose (a "Form of Election"), included as part of the letter of election and transmittal accompanying the Offer. Holders of record who hold Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.

        (d)   The maximum aggregate amount of cash payable pursuant to the Offer shall be (x) $84.00 multiplied by (y) 45% of the total number of Shares outstanding that are tendered and accepted for purchase pursuant to the Offer (such amount, the "Maximum Cash Consideration"). The maximum aggregate amount of Parent Stock Consideration issuable pursuant to the Offer shall be (x) 0.8498 shares of Parent Stock multiplied by (y) 55% of the total number of Shares outstanding that are tendered and accepted for exchange pursuant to the Offer (such amount or any lesser amount specified in accordance with Section 1.01(e) being referred to as the "Maximum Parent Stock Consideration").

            (i)  If the total number of Cash Elections would require aggregate cash payments in excess of the Maximum Cash Consideration, such Elections shall be subject to proration as follows. For each Cash Election, the number of Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Shares subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest Share. The "Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Cash Elections made by all holders of Shares, multiplied by the Cash Consideration. All Shares subject to a Cash Election, other than Shares converted into the right to receive the Cash Consideration in accordance with this Section 1.01(d), shall be converted into the right to receive the Parent Stock Consideration. All prorations resulting from this Section 1.01(d) shall be applied on a pro rata basis, such that each Company stockholder who tenders Shares subject to a Cash Election bears its proportionate share of the proration, based on the percentage of the total Shares tendered subject to a Cash Election tendered by such Company stockholder.

           (ii)  If the total number of Parent Stock Elections would require the issuance in the aggregate of a number of shares of Parent Stock in excess of the Maximum Parent Stock Consideration, such Elections shall be subject to proration as follows. For each Parent Stock Election, the number of Shares that shall be converted into the right to receive the Parent Stock Consideration shall be (i) the total number of Shares subject to such Parent Stock Election multiplied by (ii) the Parent Stock Proration Factor, rounded down to the nearest Share. The "Parent Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Parent Stock Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Parent Stock Elections made by all holders of Shares, multiplied by the Parent Stock Consideration. All Shares subject to a Parent Stock Election, other than that number converted into the right to receive the Parent Stock Consideration in accordance with this Section 1.01(d), shall be converted into the right to receive the Cash Consideration. All prorations resulting from this Section 1.01(d) shall be applied on a pro rata basis, such that each Company stockholder who tenders subject to a Parent Stock Election bears its proportionate share of the proration, based on the percentage of the total Shares tendered subject to a Parent Stock Election tendered by such Company stockholder.

        (e)   Each Share validly tendered but which is not the subject of a valid Election shall be deemed to be tendered subject to the following Elections:

            (i)  If the Cash Elections exceed the Maximum Cash Consideration such that proration of Cash Elections occur, Shares validly tendered without a valid Election will be deemed tendered subject to a Parent Stock Election;

           (ii)  If the Parent Stock Elections exceed the Maximum Parent Stock Consideration such that proration of Parent Stock Elections occurs, Shares validly tendered without a valid Election will be deemed tendered subject to a Cash Election; and

          (iii)  If no proration occurs, Shares validly tendered without a valid Election will be deemed tendered in part subject to a Cash Election and in part subject to a Parent Stock Election to the extent of the Cash Consideration and Parent Stock Consideration remaining after taking into account the Cash Elections and Stock Elections made by those Company stockholders who affirmatively made Elections in the Offer. The remaining available Cash Consideration and Parent Stock Consideration will be allocated on a pro rata basis among the Shares tendered by those Company stockholders who validly tendered Shares but did not specify an Election, such that each such Share is exchanged for the same proportion of Cash Consideration and Parent Stock

  Consideration, based on the respective percentages of available Cash Consideration and Parent Stock Consideration remaining after taking into account the affirmative Elections of the tendering Company stockholders.

        (f)    In lieu of any fractional share of Parent Stock that otherwise would be issuable pursuant to the Offer, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Stock pursuant to the Offer will be paid an amount in cash (without interest) equal to such holder's respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Parent Stock issued pursuant to the Offer. As soon as practicable following the completion of the Offer, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Stock issuable to the former holders of Shares pursuant to the Offer including fractional shares, over (ii) the aggregate number of whole shares of Parent Stock to be distributed to former holders of Shares (such excess being collectively called the "Excess Offer Parent Stock"). The Exchange Agent, as agent and trustee for the former holders of Shares, shall as promptly as reasonably practicable sell the Excess Offer Parent Stock at the prevailing prices on the NYSE. The sales of the Excess Offer Parent Stock by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent and costs associated with calculating and distributing the respective cash amounts payable to the applicable former holders of Shares, incurred in connection with such sales of Excess Offer Parent Stock. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional shares of Parent Stock otherwise would have been issued in the Offer, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in respect of any fractional shares of Parent Stock, the Exchange Agent shall distribute such amounts to such former holders.

        (g)   If, between the date of this Agreement and the completion of the Offer, the outstanding shares of Parent Stock or the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration, the Parent Stock Consideration, the Maximum Cash Consideration, the Maximum Parent Stock Consideration, the Cash Proration Factor and the Parent Stock Proration Factor shall be correspondingly adjusted as appropriate to provide the holders of Shares tendered pursuant to the Offer the same economic effect as contemplated by this Agreement prior to such event.

        (h)   Subject to the terms and conditions thereof, the Offer shall remain open until at least midnight, New York City time, on December 20, 2005 (the "Expiration Date," unless extended, in which case any expiration time and date established pursuant to an authorized extension of the Offer, the "Expiration Date"); provided, however, that Merger Sub:

            (i)  shall, and Parent shall cause Merger Sub to, from time to time extend the Offer, in increments of no more than 10 Business Days each, if at the initial or any subsequent scheduled Expiration Date any of the conditions of the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement;

           (ii)  shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

          (iii)  may extend the Offer one time only for up to five Business Days if less than 90% of the total Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled Expiration Date.

In each of the above cases, Parent shall cause Merger Sub to extend the Offer from time to time in accordance with this Section 1.1(h) for the shortest time periods which it reasonably believes are necessary until consummation of the Offer if the conditions of the Offer shall not have been satisfied or waived, so long as this Agreement shall not have been terminated in accordance with Article VIII hereof.

        (i)    As promptly as practicable after the date of this Agreement, Parent and Merger Sub shall (i) amend or supplement (x) the Tender Offer Statement on Schedule TO with respect to the Offer (together with any amendments or supplements thereto, the "Schedule TO") and (y) the registration statement on Form S-4 with respect to the offer and sale of Parent Stock pursuant to the Offer and the Merger (together with any amendments or supplements thereto, the "Registration Statement"), in each case as originally filed with the SEC on November 21, 2005, and in each case so as to reflect the terms and conditions of this Agreement, and file such amendments or supplements with the SEC, and (ii) cause the Offer Documents (as defined below) to be disseminated to the holders of Shares, in each case, to the extent required by applicable law. The Schedule TO as so amended or supplemented shall contain an amended Offer to Exchange reflecting the terms and conditions of this Agreement, and a revised form of letter of transmittal and election (collectively with the Prospectus, and together with any amendments or supplements thereto, the "Offer Documents"), and the Registration Statement as so amended or supplemented shall include a prospectus (the "Prospectus") containing the information required under the Exchange Act. Parent shall cause the Schedule TO and the Registration Statement to comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied by the Company in writing for inclusion in the Schedule TO or the Registration Statement. The Company shall promptly furnish to each of Parent and Merger Sub all information concerning the Company that is required or reasonably requested by either Parent or Merger Sub in connection with such actions. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule TO or Registration Statement if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO and Registration Statement as so corrected to be filed with the SEC and disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub further agree to promptly advise the Company of any comments or other communications (and promptly provide copies of any such written materials or reasonably detailed summaries of any oral communications) that Parent or Merger Sub or their counsel or representatives may receive from the SEC or its staff with respect to the Schedule TO or Registration Statement or any other securities filings of Parent or Merger Sub related to the Offer, the Merger or the transactions contemplated hereby or thereby.

        (j)    Parent and Merger Sub shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Shares for payment pursuant to the Offer and this Agreement. Parent shall provide or cause to be provided to Merger Sub on a timely basis all funds and shares of Parent Stock necessary to purchase or exchange any Shares that Merger Sub becomes obligated to purchase or exchange pursuant to the Offer.

        Section 1.02.    Company Action.

        (a)   The Company hereby approves of and consents to the Offer and represents and warrants that at a meeting duly called and held on December [    ], 2005, the Company Board (i) determined that the Offer, and this Agreement and the transactions contemplated thereby and hereby (including the

Merger and the Second Merger) are advisable and in the best interests of the Company stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer, the Merger, and the Second Merger in all respects in accordance with Delaware law, and such approval constitutes approval of the Offer, this Agreement and the Merger for all purposes of Section 203 of the DGCL (as described in Section 4.04(b)), (iii) approved and adopted an amendment to the terms of the Company Rights Agreement (as defined in Section 3.01(f)) and took all other actions necessary to render the Company Rights Agreement inapplicable to Parent, Merger Sub, the Offer, this Agreement and the Merger (such action, collectively, the "Rights Plan Amendment"), and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer and that the stockholders of the Company adopt and approve this Agreement and the Merger if stockholder approval is required by the DGCL; provided, however, that such recommendation may be withdrawn, modified or amended if permitted by Section 6.03 and subject to the payment of any applicable fees resulting from such action as provided in Section 6.09. The Company consents to the inclusion of such recommendations and approvals in the Offer Documents and in the Information Statement.

        (b)   (i) As promptly as practicable after the date of this Agreement, the Company shall file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on December 5, 2005, with respect to the Offer, reflecting the Company Board's recommendation that the Company's stockholders accept and tender Shares pursuant to the Offer, the Company Board's approval of this Agreement and otherwise reflecting the terms and conditions of this Agreement and including the information regarding Parent's designees to the Company Board pursuant to Section 1.03 to the extent Parent shall have theretofore provided the information required by Section 1.03(b) (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9"), (ii) if (x) following the completion of the Offer and any exercise of the Top-Up Option, consummation of the Merger under Section 253 of the DGCL as contemplated by Section 1.05 is not permitted by the terms of Section 253 of the DGCL and (y) Parent delivers to the Company a written consent of the holders of Shares in accordance with Section 228 of the DGCL duly adopting this Agreement under Section 251 of the DGCL and so requests, the Company shall as promptly as reasonably practicable file with the SEC an Information Statement on Schedule 14C (as amended or supplemented from time to time, the "Information Statement"), describing the Merger and the Second Merger and including such information regarding Parent, Merger Sub, the Company and the terms and approval of such transactions as is required by such form and under applicable Law, and (iii) shall disseminate the Schedule 14D-9 and the Information Statement to the holders of Shares at the times and to the extent required by applicable Laws. The Schedule 14D-9 (including the information regarding Parent's designees to the Company Board) and the Information Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9 or the Information Statement. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with such actions. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 or the Information Statement if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Information Statement as so corrected to be filed with the SEC and disseminated to the holders of the Shares, in each case as and to the extent required by applicable Laws. The Company further agrees to promptly advise Parent of any comments or other communications (and promptly provide copies of any such written materials or reasonably detailed summaries of any oral communications) that the Company or its counsel or representatives may receive from the SEC or its staff with respect to the Schedule 14D-9 or any other securities filings of the Company related to the Offer, the Merger or the transactions contemplated hereby or thereby.

        (c)   In connection with the Offer and the mailing of the Offer Documents and the Information Statement, the Company will promptly furnish Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent date practicable and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated stockholder lists, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer or the matters subject to the Company Stockholder Approval (as defined in Section 4.04(a)) to the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger or the Second Merger, Parent, Merger Sub and their respective affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession promptly upon the request of the Company.

        Section 1.03.    Board of Directors and Committees; Section 14(f).

        (a)   Promptly upon the purchase by Merger Sub of Shares pursuant to the Offer and from time to time thereafter, and subject to the last sentence of this Section 1.03(a), Parent shall be entitled to designate up to such number of directors, rounded to the nearest whole number, constituting at least a majority of the directors, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.03) and the percentage that the number of Shares beneficially owned by Parent and Merger Sub bears to the total number of outstanding Shares, and the Company shall use all reasonable efforts to, upon request by Parent, promptly, at the Company's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected or appointed to the Company Board and to cause Parent's designees to be so elected or appointed. At such times, the Company will use its best efforts to cause persons designated by Parent to constitute a majority of each committee of the Company Board, other than any committee of the Company Board, if any, established to take action under this Agreement. Notwithstanding the foregoing, the Company shall use all reasonable efforts to ensure that three of the members of the Company Board as of the date hereof shall remain members of the Company Board until the Effective Time (as defined in Section 2.02 hereof). If the number of directors who are members of the Company Board as of the date hereof is reduced below three prior to the Effective Time, the remaining directors who are members of the Company Board as of the date hereof or their designees (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies).

        (b)   The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to the Parent's compliance with the final sentence of this Section 1.03(b), the Company shall promptly take all actions, including filing an amendment to the Schedule 14D-9 (and disseminating such amendment to the stockholders of the Company to the extent required by applicable Laws) containing such information with respect to the Company and its officers and directors and Parent's designees as Section 14(f) and Rule 14f-1 require, in order to fulfill its obligations under this Section. Parent shall timely supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        (c)   Following the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company's rights hereunder or other action adversely affecting the rights of stockholders of the Company (other than Parent or Merger Sub), will require the concurrence of a majority of such directors.

        Section 1.04.    Top-Up Option.

        (a)   Subject to the terms and conditions herein, the Company hereby grants to Merger Sub an irrevocable option (the "Top-Up Option") to purchase up to that number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares collectively owned by Parent, Merger Sub and any of Parent's other Subsidiaries immediately following consummation of the Offer shall constitute 90% of the Shares then outstanding (on a fully diluted basis, after giving effect to the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Cash Consideration. Notwithstanding the foregoing provisions of this Section 1.04(a), the Top-Up Option shall not be exercisable if the aggregate number of Shares issuable upon exercise of the Top-Up Option, plus the aggregate number of then-outstanding Shares, plus the aggregate number of Shares issuable upon exercise of all options and other rights to purchase Shares, plus the aggregate number of shares reserved for issuance pursuant to the Company Stock Plans would exceed the number of authorized Shares.

        (b)   The Top-Up Option may be exercised in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the occurrence of a Top-Up Termination Event.

            (i)  A "Top-Up Exercise Event" shall occur upon Merger Sub's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by Parent or any other Subsidiaries of Parent, at least 80 percent, but less than 90 percent, of the Shares then outstanding.

           (ii)  The "Top-Up Termination Date" shall occur upon the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, (C) the date that is ten business days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten business days after the Top-Up Notice Date unless the Top-Up Closing shall have previously occurred.

        (c)   To exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a "Top-Up Exercise Notice", and the date of receipt of which notice is referred to herein as the "Top-Up Notice Date") specifying the place for the closing of the purchase and sale of shares of Shares pursuant to the Top-Up Option (the "Top-Up Closing") and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

        (d)   At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares, provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable Law or Judgment shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at a purchase price per Top-Up Option Share equal to the Cash Consideration. Payment by Merger Sub of the purchase price for the Top-Up Option Shares may be made, at Merger Sub's option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company, (B) a demand note issued by Merger Sub in customary form that is reasonably acceptable to the parties, (C) shares of Parent common stock (valued based on the average closing price per share of Parent Stock over the five consecutive trading days ending on and including the second full trading day preceding the Top-Up Closing), or (D) any combination thereof. Any demand note issued pursuant to the preceding sentence shall be accompanied by a credit support arrangement reasonably acceptable to the parties hereto.

        (e)   Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.04(d), Merger Sub shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the bank account described in Section 1.04(d).

        (f)    Certificates evidencing Top-Up Option Shares delivered hereunder may include any legends legally required, including a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

        (g)   In the event Merger Sub exercises the Top-Up Option, the Company shall deliver to the Exchange Agent promptly after the Effective Time an amount of cash equal to the lesser of (i) the aggregate amount of cash paid by Merger Sub for the Top-Up Option Shares and (ii) the Maximum Cash Merger Consideration, and the Exchange Agent shall use such cash to pay the Cash Merger Consideration payable pursuant to Section 3.01 (the excess, if any, of (i) over (ii) shall be referred to as the "Excess Cash Amount"). For purposes of this Agreement, any cash paid to Company stockholders pursuant to the Merger as contemplated by the preceding sentence shall be deemed to be Cash Merger Consideration, and any cash payable to holders of Dissenting Shares pursuant to Section 3.02 shall first be paid from the Excess Cash Amount.

        Section 1.05    Short Form Merger.    If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and Parent's other Subsidiaries collectively represent at least 90% of the then outstanding Shares, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article II below.

ARTICLE II

THE MERGER

        Section 2.01.    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the "Surviving Corporation"), until the Second Merger becomes effective.

        Section 2.02.    Closing.    The closing of the Merger (the "Closing") shall take place on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or, to the extent provided by Law and this Agreement, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Gibson, Dunn & Crutcher LLP, at 4 Park Plaza, Irvine, California, 92614, unless another place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or certificate of ownership and merger, as the case may be (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 2.03.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        Section 2.04.    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, by the DGCL or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation shall be Inamed Corporation."

        Section 2.05.    Bylaws of the Surviving Corporation.    At the Effective Time, the bylaws of the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until amended as provided therein, by the DGCL or by applicable Law.

        Section 2.06.    Directors and Officers of the Surviving Corporation.

        (a)   The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

        (b)   The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.01.    Conversion of Securities.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any Shares or any capital stock of Merger Sub:

          (i)    Subject to this Article III, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.01(a)(ii) and Dissenting Shares referred to in Section 3.02) shall be converted into the right to receive, at the election of the holder, (A) $84.00 in cash, without interest but subject to proration as described below (the "Cash Merger Consideration") or (B) 0.8498 shares of Parent Stock (the "Stock Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"), subject to proration as described below, payable upon the surrender of the Certificates (as defined in Section 3.03(b)). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 3.03, the Merger Consideration pursuant to this Section 3.01(a), any cash paid in respect of fractional shares payable pursuant to Section 3.03(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c), without interest.

          (ii)   All Shares that are (A) held by the Company as treasury shares or (B) owned by Parent or any wholly-owned Subsidiary of Parent, in each case, immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no cash, securities of Parent or other consideration shall be delivered in exchange therefor.

          (iii)  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)   Subject to subparagraphs (c) through (g) below, each holder of Shares shall be entitled to elect (i) the number of Shares which such holder desires to exchange for the right to receive the Cash Merger Consideration (a "Cash Merger Election"), and (ii) the number of Shares which such holder desires to exchange for the right to receive Stock Merger Consideration (a "Stock Merger Election"). Any Cash Merger Election or Stock Merger Election shall be referred to herein as a "Merger Election," and shall be made on a form furnished by Parent for that purpose (a "Form of Merger Election"), which form may be part of the letter of election and transmittal delivered to former Company stockholders promptly following the Merger. Holders of record who hold Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Merger Election on behalf of their respective beneficial holders. Any Shares as to which the holder has not submitted a properly completed Merger Election by the close of business on the Election Deadline shall be deemed to have made no Merger Election and be treated as specified in subparagraph (d)(iii) below.

        (c)   The maximum aggregate amount of cash payable pursuant to the Merger shall be (x) $84.00 multiplied by (y) 45% of the total number of Shares canceled pursuant to the Merger (other than Shares canceled pursuant to Section 3.01(a)(ii)), minus the cash value of Dissenting Shares (such amount, the "Maximum Cash Merger Consideration"). For purposes of this Section 3.01, the "cash value of Dissenting Shares" assumes that the fair value, or "cash value", of each Dissenting Share equals the Cash Merger Consideration. The maximum aggregate amount of Stock Merger Consideration issuable pursuant to the Merger shall be (x) 0.8498 shares of Parent Stock multiplied by (y) 55% of the total number of Shares canceled pursuant to the Merger (other than Shares canceled pursuant to Section 3.01(a)(ii)) (such amount, the "Maximum Stock Merger Consideration").

          (i)    If the total number of Cash Merger Elections would require aggregate cash in excess of the Maximum Cash Merger Consideration, such Cash Merger Elections shall be subject to proration as follows. For each Cash Merger Election, the number of Shares that shall be converted into the right to receive the Cash Merger Consideration shall be (A) the total number of Shares subject to such Cash Merger Election, multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Share. The "Merger Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Merger Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Cash Merger Elections made by all holders of Shares, multiplied by the Cash Merger Consideration. All Shares subject to a Cash Merger Election, other than Shares converted into the right to receive the Cash Merger Consideration in accordance with this Section 3.01(c), shall be converted into the right to receive the Stock Merger Consideration. All prorations resulting from this Section 3.01(c) shall be applied on a pro rata basis, such that each Company stockholder who surrenders Shares subject to a Cash Merger Election bears its proportionate share of the proration, based on the percentage of the total Shares surrendered subject to a Cash Merger Election that are surrendered by such Company stockholder, and shall be further subject to subparagraph (g) below, if applicable.

          (ii)   If the total number of Stock Merger Elections would require aggregate Stock Merger Consideration in excess of the Maximum Stock Merger Consideration, such Stock Merger Elections shall be subject to proration as follows. For each Stock Merger Election, the number of Shares that shall be converted into the right to receive the Stock Merger Consideration shall be (A) the total number of Shares subject to such Stock Merger Election multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Share. The "Merger Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Stock Merger Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Stock Merger Elections made by all holders of Shares multiplied by the Stock Merger Consideration. All Shares subject to a Stock Merger Election, other than that number converted into the right to receive the Stock Merger Consideration in accordance with this Section 3.01(c), shall be converted into the right to receive the Cash Merger Consideration. All prorations resulting from this Section 3.01(c) shall be applied on a pro rata basis, such that each Company stockholder who surrendered Shares subject to a Stock Merger Election bears its proportionate share of the proration, based on the percentage of the total Shares surrendered subject to a Stock Merger Election that are surrendered by such Company stockholder, and shall be further subject to subparagraph (g) below, if applicable.

        (d)   Each Share canceled in exchange for the right to receive the Merger Consideration but which is not surrendered subject to a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Deadline, shall be deemed to be surrendered subject to the following Merger Elections:

          (i)    If the Cash Merger Elections exceed the Maximum Cash Merger Consideration such that proration of Cash Merger Elections occur, Shares validly tendered without a valid Merger Election will be deemed tendered subject to a Stock Merger Election;

          (ii)   If the Stock Merger Elections exceed the Maximum Stock Merger Consideration such that proration of Stock Merger Elections occurs, Shares validly tendered without a valid Election will be deemed tendered subject to a Cash Merger Election; and

          (iii)  If no proration occurs, Shares validly tendered without a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Deadline, will be deemed tendered in part subject to a Cash Merger Election and in part subject to a Stock Merger Election to the extent of the Cash Merger Consideration and Stock Merger Consideration remaining after taking into account the Cash Merger Elections and Stock Merger Elections made by those Company stockholders who affirmatively made Merger Elections in connection with the Merger. The remaining available Cash Merger Consideration and Stock Merger Consideration will be allocated on a pro rata basis among the Shares tendered by those Company stockholders who validly tendered Shares but did not tender subject to a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Deadline, such that each such Share is exchanged for the same proportion of Cash Merger Consideration and Stock Merger Consideration, based on the respective percentages of available Cash Merger Consideration and Stock Merger Consideration remaining after taking into account the affirmative Merger Elections of the tendering Company stockholders.

          (iv)  Any Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Deadline shall be deemed tendered subject to a Cash Merger Election, and will remain subject to proration to the same extent as if such holder surrendered such formerly Dissenting Shares promptly following the Effective Time subject to a valid Cash Merger Election.

        (e)   Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Stock or the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration, Parent Stock Consideration, Maximum Cash Consideration, Maximum Parent Stock Consideration, Cash Proration Factor, Parent Stock Proration Factor, Cash Merger Consideration, the Stock Merger Consideration, the Maximum Cash Merger Consideration, the Maximum Stock Merger Consideration, the Merger Cash Proration Factor, the Merger Stock Proration Factor shall be correspondingly adjusted as appropriate to provide the holders of Shares and Company Stock Options the same economic effect as contemplated by this Agreement prior to such event.

        (f)    Associated Rights. References in this Agreement to "Parent Stock" shall include, unless the context requires otherwise, the associated preferred share purchase rights ("Parent Rights") issued pursuant to the Rights Agreement, dated as of January 25, 2000, between Parent and Wells Fargo Bank, N.A. (as successor in interest to Equiserve Trust Company, N.A. and First Chicago Trust Company of New York)(as amended prior to the Effective Time, the "Parent Rights Agreement"). References in this Agreement to "Shares" shall include, unless the context requires otherwise, the associated preferred share purchase rights ("Company Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of November 16, 1999 by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended prior to the Effective Time (the "Company Rights Agreement").

        (g)   Notwithstanding anything in this Agreement to the contrary, if the product of (A) the number of shares of Parent Stock to be issued in the Offer and the Merger in exchange for Shares and (B) Testing Price (as defined below) of Parent Stock as reported on the NYSE on the last business day before the date of the public announcement of the Offer (or other applicable valuation date under

Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e)) (such date the "Valuation Date" and such product the "Value of Stock Consideration") is less than 40% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the amount of cash consideration to be paid in the Merger in exchange for Shares shall be reduced and the number of shares of Parent Stock issued in the Merger in exchange for Shares shall be increased pro-rata based on the cash consideration to which the Company stockholder is otherwise entitled pursuant to the Merger under this Agreement so as to cause such percentage to be equal to 40%. The additional shares of Parent Stock to be issued in lieu of cash pursuant to the preceding sentence shall be determined using the Stock Merger Consideration. For purposes of this paragraph, the "Non-Stock Consideration" shall mean (a) any cash consideration paid pursuant to the Offer and the Merger, (b) any Company Distribution, and (c) any other cash or property (other than shares of Parent Stock) that is transferred, paid or distributed by Parent (or any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Shares in exchange for Shares in connection with the Offer and Merger (including any cash paid on account of dissenting shares and any payments of expenses incurred in connection with the disposition of fractional shares in the Offer and the Merger, but excluding any payment pursuant to Section 1.04(g)). The "Testing Price" shall be the lowest of the following amounts: (i) the closing Parent Stock trading price on the Valuation Date, (ii) the average between the high and low Parent Stock trading price on the Valuation Date, and (iii) the volume weighted average of the trading price of all shares of Parent Stock traded on the Valuation Date.

        Section 3.02.    Dissenting Stockholders.    Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into a right to receive the applicable Merger Consideration as described in Section 3.01, but shall be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL after the Election Deadline, the right of such holder to such appraisal of its Dissenting Shares shall cease and such Shares shall be deemed canceled and converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 3.01 to which a holder who made a Cash Merger Election would be entitled, any cash paid in respect of fractional shares payable to any such holder pursuant to Section 3.03(e) and any dividends or other distributions to which any such holder is entitled pursuant to Section 3.03(c). The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct in compliance with all applicable Laws all negotiations and proceedings with respect to demands for appraisals under the DGCL; provided, that any definitive actions taken by the Company at the direction of Parent in respect of any such negotiations and proceedings may be conditioned upon occurrence of the Effective Time. The Company shall not, except with prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

        Section 3.03.    Exchange of Certificates.

        (a)   As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Bank, N.A. or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III through the Exchange Agent, (i) certificates representing a number of shares of Parent Stock equal to the Maximum Stock Merger Consideration issuable to the Company stockholders pursuant to Section 3.01 and (ii) an amount of cash sufficient to deliver to holders of Shares the Maximum Cash Merger Consideration to which they are entitled pursuant to Section 3.01. Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay any dividends and other distributions pursuant to Section 3.03(c). Any cash and certificates representing Parent Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 3.01. Except as contemplated by Sections 3.03(c) and 3.03(e) hereof, the Exchange Fund shall not be used for any other purpose.

        (b)   Promptly (and in any event within five Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing Shares (a "Certificate"), other than Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, (i) a letter of election and transmittal (which will include the Form of Merger Election) that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of election and transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Stock representing, in the aggregate, the whole number of shares that such holder is entitled to receive pursuant to Section 3.01 (after taking into account any applicable proration or other adjustments and aggregating any fractional shares resulting from all Shares surrendered by such holder pursuant to the Merger), (B) the Cash Merger Consideration that such holder is entitled to receive pursuant to Section 3.01 in respect of the Shares represented by such Certificate and/or (C) a check in the amount of the cash that such holder is entitled to be paid in respect of any fractional shares of Parent Stock pursuant to Section 3.03(e) and dividends and other distributions pursuant to Section 3.03(c), if any, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 3.01, Section 3.03(c) or Section 3.03(e). In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Shares to such a transferee if the Certificate representing such transferred Shares is presented to the Exchange Agent in accordance with this Section 3.03(b), accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

        (c)   No dividends or other distributions declared or made after the Effective Time with respect to the Parent Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificate who is entitled to receive Parent Stock upon such surrender, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.03(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.03(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the stock certificates representing whole shares of Parent Stock to be issued in exchange therefor, without interest, (i) promptly, (A) the amount of any cash payable pursuant to any Cash Merger Election and any cash payable with respect to a fractional share of Parent Stock to which such holder is entitled pursuant to Section 3.03(e) and (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the date of surrender of such holder's Certificate and a payment date occurring after the date of surrender, payable with respect to such whole shares of Parent Stock.

        (d)   The Merger Consideration delivered upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 3.03(c) or Section 3.03(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates.

        (e)   In lieu of any fractional share of Parent Stock that otherwise would be issuable pursuant to the Merger, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Stock pursuant to the Merger will be paid an amount in cash (without interest) equal to such holder's respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent for the Merger, on behalf of all such holders, of the aggregate fractional shares of Parent Stock issued pursuant to the Merger. As soon as practicable following the Election Deadline, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Stock issuable to the holders of Shares pursuant to the Merger including fractional shares, over (ii) the aggregate number of whole shares of Parent Stock to be distributed to former holders of Shares pursuant to the Merger (such excess being collectively called the "Excess Merger Parent Stock"). The Exchange Agent, as agent and trustee for the former holders of Shares, shall as promptly as reasonably practicable sell the Excess Merger Parent Stock at the prevailing prices on the NYSE. The sales of the Excess Merger Parent Stock by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent and costs associated with calculating and distributing the respective cash amounts payable to the applicable former holders of Shares, incurred in connection with such sales of Excess Merger Parent Stock. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional shares of Parent Stock otherwise would have been issued in the Offer, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in lieu of any fractional shares of Parent Stock, the Exchange Agent shall distribute such amounts to such former holders.

        (f)    Any portion of the Exchange Fund which remains undistributed to the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration payable in respect of such Shares, any cash paid in respect of fractional shares of Parent Stock to which they are entitled pursuant to Section 3.03(e) and any dividends or other distributions with respect to Parent Stock to which they are entitled pursuant to Section 3.03(c), in each case, without any interest thereon.

        (g)   Neither Parent, Merger Sub, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of Shares for any such shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

        (h)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by such Certificate, any cash paid in respect of fractional shares of Parent Stock to which the holders thereof are entitled pursuant to Section 3.03(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.03(c), in each case, without any interest thereon.

        (i)    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer or this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

        (j)    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 3.03(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

        Section 3.04.    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or mandated by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent, for any reason, in accordance with Section 3.03(b), shall be canceled against delivery of the Merger Consideration payable in respect of the Shares formerly represented by such Certificates, any cash paid in respect of fractional shares of Parent Stock to which the holders thereof are entitled pursuant to Section 3.03(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.03(c), in each case, net of any required withholding for Tax and without any interest thereon.

        Section 3.05.    Stock Options.

        (a)   Immediately prior to the Effective Time, each outstanding option under the Company Stock Plans shall become fully vested and exercisable. At the Effective Time and without any action on the part of the parties hereto or any holder of such stock options, each then outstanding option shall be canceled and converted into and shall thereafter represent only the right to receive:

          (i)    a payment in cash equal to (i) 45% of the Cash Merger Consideration, minus 45% of the per Share cash exercise price for such respective Shares under such stock options, multiplied by (ii) the aggregate number of Shares issuable upon exercise of such options; and

          (ii)   a number of shares of Parent Stock equal to (i) 0.46739 multiplied by (ii) the number determined pursuant to the following formula:

X =	Y × (A-B) A

        Where X = the number to be multiplied by 0.46739

        Y = the total number of Shares subject to the option

        A = 0.46739 times the average closing sale prices for a share of Parent Stock over the five consecutive trading days ending on and including the second full trading day prior to the Effective Time plus $37.80

        B = the exercise price of the Shares subject to the option;;

provided, however, that in lieu of any fractional shares of Parent Stock that otherwise would be issuable pursuant to this subparagraph (ii), the option holder will receive an amount in cash (without interest) equal to such holder's respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Parent Stock otherwise issuable pursuant to this subparagraph (ii).

        (b)   The amount of cash and number of shares of Parent Common Stock to which the optionee otherwise would be entitled pursuant to subparagraphs (a) and (b) above shall be reduced by the total amount of withholding for applicable Taxes with respect to the aggregate options canceled and converted into the right to receive cash and Parent Stock pursuant to this Section 3.05. Such amounts for withholding shall first be deducted from the amounts otherwise payable pursuant to subparagraph (a) and, to the extent additional withholding is required, the number of shares of Parent Stock otherwise deliverable pursuant to subparagraph (b) will be reduced by the amount of remaining withholding, based on the value of a share of Parent Stock over the five consecutive trading days ending on and including the second full trading day prior to the Effective Time.

        (c)   Parent shall cause Merger Sub to make all such payments as promptly as practicable, and in any event within 15 Business Days, after the Effective Time. As promptly as practicable after the date hereof, the Company shall (x) effect any amendments to the Company Stock Plans or any instruments granting or defining the rights of holders of options to acquire Shares under the Company Stock Plans, (y) obtain any necessary consents or approvals of the applicable holders of such stock options, and (z) take any other actions as may be permitted or required under the terms of the Company Stock Plans, any instruments granting or defining the rights of holders of such options, or applicable Law, necessary to effectuate this Section 3.05. Prior to the Effective Time, the Company shall provide notice to each holder of an option outstanding under the Company Stock Plans describing the accelerated vesting and cash out of such options in accordance with this Section 3.05.

        Section 3.06.    Employee Stock Purchase Plan.    The Company shall take all requisite action with respect to the Company's 2000 Employee Stock Purchase Plan, as amended (the "Company ESPP"), to ensure that (i) all outstanding Company Purchase Rights (as defined in Section 4.02) will be exercised no later than three (3) Business Days prior to the Expiration Date, (ii) no Company Purchase Rights will be issued and outstanding as of the Expiration Date, (iii) conditioned upon the occurrence of the Closing, the Company ESPP will be terminated no later than the Effective Time, and (iv) no additional offering periods shall commence on or after the Expiration Date. The Company shall deliver to Parent prior to the Expiration Date sufficient evidence that the Company ESPP will be terminated as of the Effective Time, conditioned upon the occurrence of the Closing. In addition, prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP and the terms of any offering period(s) commencing prior to the Expiration Date) that are necessary to provide that, as of the Effective Time, participants and former participants in the Company ESPP shall cease to have any right or interest thereunder. Notwithstanding the foregoing, all actions taken and all amendments made pursuant to this Section 3.06 shall be taken or made in compliance with Sections 423 and 424 of the Code and so as not to result in a "modification" under such Sections. All Shares issued in connection with the exercise of the Company Purchase Rights shall be, at the Effective Time, converted into the right to receive the Merger Consideration in accordance with, and pursuant to, the terms and conditions of this Agreement.

        Section 3.07.    Restricted Stock.    Pursuant to the terms of the Company's Restricted Stock Plan, all outstanding rights that the Company may hold immediately prior to the Effective Time to acquire unvested Shares issued pursuant to the Company Restricted Stock Plan (the "Repurchase Rights") shall lapse at the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent that except as set forth in the disclosure letter dated as of the date hereof delivered by the Company to Parent (the "Company Disclosure Letter"):

        Section 4.01.    Organization and Qualification.    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the certificate of incorporation and bylaws of the Company, in each case, as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to Parent.

        Section 4.02.    Capitalization.

        (a)   The authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of [                        ], 2005, (i) [                        ] Shares, including in each case the associated Company Rights, were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) no Shares were held in the treasury of the Company, (iv) as of [                        ], 2005 [                        ] Shares were reserved for issuance upon exercise of Company Stock Options issued and outstanding, (v) as of [                        ], 2005 [                        ] Shares were authorized and reserved for future issuance pursuant to the Company Stock Plans (other than Shares authorized and reserved for future issuance upon exercise of Company Stock Options issued and outstanding) and the Company ESPP, (vi) as of [                        ], 2005, [                        ]shares of Company Restricted Stock were issued and outstanding and no shares of Company Restricted Stock were reserved and available for issuance under the Company Restricted Stock Plan, and (vii) [                        ] shares of Company Preferred Stock were designated as Series A Junior Preferred Stock, par value $0.01 per share, and were reserved for issuance upon exercise of the Company Rights issued pursuant to the Company Rights Agreement. The Company has delivered or made available to Parent a complete and correct copy of the Company Rights Agreement as in effect on the date hereof. Each issued and outstanding share of capital stock of the Company is, and each Share reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since [                        ], 2005 through the date hereof, except as permitted by this Agreement, (i) no Shares have been issued, except in connection with the exercise of purchase rights issued in accordance with the terms of the Company ESPP ("Company Purchase Rights") or Company Stock Options issued and outstanding on [                        ], 2005 and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made, except Company Rights in accordance with the terms of the Company Rights Agreement.

        (b)   Except for Company Rights, Company Purchase Rights and Company Stock Options issued and outstanding, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Shares or the capital stock or other equity interests of any Subsidiary of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Company Subsidiary. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any Shares. The Rights Plan Amendment has been executed and is in full force and effect, and the Company Board has otherwise taken all action such that, for so long as this Agreement is in full force and effect, (i) none of Merger Sub or Parent and its Subsidiaries shall become an "Acquiring Person" and no "Shares Acquisition Date" shall occur under the Company Rights Agreement as a result of the execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger or the Second Merger, (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement, the commencement or completion of the Offer, the Merger or the Second Merger, and (iii) the Company Rights Agreement shall terminate immediately prior to the acceptance of Shares for purchase or exchange by Merger Sub pursuant to the Offer. As used in this Section 4.02(b), the terms "Acquiring Person," "Distribution Date" and "Shares Acquisition Date" shall have the meanings ascribed to such terms in the Company Rights Agreement. The Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither the Company nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

        (c)   The Company has previously made available to Parent complete and correct copies of each Company Stock Plan and the Company ESPP. Section 4.02(c) of the Company Disclosure Letter sets forth a complete and correct list as of [                        ], 2005, of (i) all holders of outstanding Company Stock Options, whether or not granted under the Company Stock Plans, including the date of grant, the number of Shares subject to each such option, the exercise price per Share, the exercise and vesting schedule, the number of Shares remaining subject to each such option, and the maximum term of each such option, (ii) all holders of outstanding shares of Company Restricted Stock, including the number and kind of shares subject to the Repurchase Rights, the grant date of such shares, the purchase price per share at which the Company may repurchase the Company Restricted Stock, and the period during which each Repurchase Right may be exercised, and (iii) the number of Shares remaining available for purchase under the Company ESPP. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the grant of Company Stock Options or Company Restricted Stock and the grant of purchase rights pursuant to the Company ESPP have been provided to Parent by the Company.

        Section 4.03.    Subsidiaries.    Each Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its Subsidiaries.

        Section 4.04.    Authority; Non-Contravention; Approvals.

        (a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). If required by the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a duly called and held meeting of the Company's stockholders will be the only vote of the holders of capital stock of the Company necessary to approve and adopt this Agreement and the Merger (the "Company Stockholder Approval").

        (b)   At a meeting duly called and held on [                        ], 2005, the Company Board (i) determined that this Agreement and the other transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company stockholders and that the Company stockholders tender their Shares pursuant to the Offer. Such determinations, approvals, resolutions and recommendations are in effect as of the date hereof. The actions taken by the Company Board constitute approval of the Offer, the Merger, this Agreement and the other transactions contemplated thereby and hereby by the Company Board under the provisions of Section 203 of the DGCL, such that Merger Sub and Parent becoming an "interested stockholder" as a result of the Offer is approved by the Company Board for purposes of Section 203 and the restrictions on "business combinations" as set forth in Section 203 of the DGCL do not apply to the Offer, this Agreement or the transactions contemplated thereby or hereby. No other takeover statute or other similar statute or regulation relating to the Company is applicable to the Offer, the Merger, the Second Merger or the other transactions contemplated by this Agreement. Without giving effect to the execution of this Agreement, neither the Company nor any affiliate or associate of the Company is, or has been during the last three years, an "interested stockholder" (as defined in Section 203 of the DGCL) of Parent.

        (c)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Offer and the Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals and the Company Stockholder Approval, or (iii) any Company Permit or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (d)   Except for (i) the filings by the Company required by the HSR Act, (ii) the filings by the Company required by Antitrust Laws of foreign jurisdictions, (iii) the applicable requirements of the Exchange Act, (iv) the filing of the Certificate of Merger and (v) any required filings under the rules and regulations of the NASDAQ National Market (the filings and approvals referred to in clauses (i) through (v) collectively, the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.05.    Reports and Financial Statements.

        (a)   Since January 1, 2001, the Company has filed with the SEC all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Documents") required to be filed by it under each of the Securities Act and the Exchange Act, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate Act, SOX and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements filed prior to the date hereof), the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than issues relating to the Investigation (as defined in Section 6.04(d) below), as of the date hereof, there are no outstanding unresolved issues with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC.

        (b)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of this Section 4.05(b), "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

        (c)   The consolidated financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of the Company and its Subsidiaries are maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

        (d)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other of the Company SEC Documents.

        (e)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (f)    The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

        (g)   Since December 31, 2000, the Company has not received from its independent auditors any oral or written notification of a (x) "reportable condition" or (y) "material weakness" in the Company's internal controls, as such terms are defined in the Statements of Auditing Standards 60, as in effect on the date hereof. In addition, based on the results of the Company's ongoing evaluation of its internal control over financial reporting, the Company is not aware of any "material weakness", or "significant deficiency" which individually or in the aggregate could result in a "material weakness," as such terms are defined Auditing Standard No. 2 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

        Section 4.06.    Absence of Undisclosed Liabilities.    Except as disclosed in the audited financial statements included in the Company's Form 10-K for the year ended December 31, 2004 (the "Company 10-K") or the unaudited financial statements included in the Company's Form 10-Q for the period ended September 30, 2005 (the "Company 10-Q"), neither the Company nor any of its Subsidiaries has as of the date hereof any material Liabilities, except Liabilities: (a) which were incurred after September 30, 2005 in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (b) which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied.

        Section 4.07.    Litigation.    Except as disclosed in the Company SEC Documents prior to the date hereof, as of the date hereof, there are no Actions pending, or, to the knowledge of the Company, threatened in writing against, which relate to or affect the Company or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not, within the last four years, been nor, as of the date hereof, are there any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 4.08.    Absence of Certain Changes or Events.

        (a)   Except as disclosed in the Company SEC Documents prior to the date hereof, since September 30, 2005:

            (i)  the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

           (ii)  there has not been any split, combination or reclassification of any of the Company's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company's capital stock;

          (iii)  except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by the Company materially affecting the consolidated financial position or results of operations of the Company; and

          (iv)  the Company and its Subsidiaries have not made any material Tax election or settled or compromised any material Tax liability or refund, other than Tax elections required by Law, or changed any annual Tax accounting period or method of Tax accounting, filed any material amendment to a Tax Return, entered into any closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and

           (v)  no action has been taken by the Company or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Stock Option.

        (b)   Since September 30, 2005, there has not occurred any circumstance or event, or series of circumstances or events, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        Section 4.09.    Compliance with Applicable Law; Permits.

        (a)   The Company, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by the FDA or any other Governmental Entity engaged in the regulation of the Company's products) which are required for the Company and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Company Permits"), and all the Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   The Company and its Subsidiaries are, and have been at all times since January 1, 2001, in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2001, neither the Company nor any of its Subsidiaries has received any notification from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, applicable Law or (ii) threatening to revoke any material Company Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

        Section 4.10.    Company Material Contracts; Defaults.

        (a)   As of the date hereof and except as filed as exhibits to the Company's SEC Documents prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any Contract (whether written or oral) that (i) is a "material contract" (as such term is defined in Item 601(a)(10) of Regulation S-K promulgated under the Securities Act), (ii) relates to any indebtedness in excess of $500,000, (iii) provides for aggregate payments from it or any of its Subsidiaries in excess of $500,000, has an unexpired term exceeding six months, cannot be terminated without penalty upon not more than sixty (60) days' prior written notice, and which has yet-to-be performed executory obligations, (iv) materially limits its freedom or the freedom of any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or which would so materially limit its freedom or the freedom of any of Parent or its Subsidiaries (including the Surviving Corporation) so to compete after the Effective Time, (v) relates to the research, development, distribution, supply, license, co-promotion or manufacturing by other Persons of Company Key Products which Contract, if terminated or non-renewed, would reasonably be expected to have a material adverse effect on any Company Key Product; (vi) that relates to a Company Key Product and purports to prohibit the Company or any Subsidiary from contesting the validity or ownership of any other Person's patent or from challenging the inventorship of any other Person's invention; (vii) which relates to a Company Key Product and where, in settlement of an actual or threatened action for patent infringement, trade secrets misappropriation or similar intellectual property action, the Company or any Subsidiary purports to acknowledge or agree that certain acts infringe or misappropriate the rights of another Person; (viii) where, in settlement of an actual or threatened action for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Company Owned Intellectual Property which relates to a Company Key Product; (ix) relating to the right of the Company or any Subsidiary to use the name ["McGhan"]; or (x) to the extent not included within the foregoing, each Company Material License (collectively, the "Company Material Contracts"). Except for Company Material Contracts which expire pursuant to their terms after the date hereof, each of the

Company Material Contracts is valid and binding on the Company or its Subsidiary party thereto and, to the Company's knowledge, each other Person party thereto, and is in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms (except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities).

        (b)   Neither the Company nor any of its Subsidiaries is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No other Person has alleged or claimed that the Company or any of its Subsidiaries or, to the Company's knowledge, any sublicensee of the Company or any of its Subsidiaries, is in violation, breach or default under any Company Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, no other party to a Company Material Contract is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

        Section 4.11.    Taxes.

        (a)   Each of the Company and its Subsidiaries has (i) duly and timely filed with the appropriate Tax authority all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, correct and complete in all respects and (ii) paid all Taxes due and owing (whether or not shown due on any Tax Returns), except in each case where the failure to pay such Taxes or the failure of such Tax Returns to be true, correct or complete in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No written claim has ever been made by a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

        (b)   The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the financial statements contained in the most recent Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Company SEC Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, except for any liability for Taxes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c)   There are no Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens (i) for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith and reserved against in accordance with GAAP and reflected in the Company SEC Reports filed prior to the date hereof or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (d)   No deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been set forth or claimed in writing, or proposed or assessed by a Tax authority. There are no pending or, to the knowledge of the Company, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of the Company and its Subsidiaries, and there are no matters under discussion with any Tax authority, or known to the Company, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to any of the Company and its Subsidiaries. No issues relating to Taxes of the Company or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur with a Company Material Adverse Effect on Taxes in a later taxable period. The Company has delivered or made available to Parent true and complete copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 2001, 2002, 2003 and 2004, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessor, with respect to Taxes. None of the Company, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.

        (e)   Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed in all material respects. Neither the Company nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar non-employee status who, according to any Company Benefit Plan or applicable Law, should have been classified as an employee, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        (f)    There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (g)   Except for the affiliated group of which the Company is the common parent, each of the Company and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

        (h)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Offer, the Merger and the Second Merger.

        (i)    Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (j)    Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or to a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

        Section 4.12.    Employee Benefit Plans; ERISA.

        (a)   Section 4.12(a) of the Company Disclosure Letter includes a complete list, as of the date hereof, of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any Liability, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy (collectively, the "Company Benefit Plans"). The Company has made available to Parent a copy of each of the Company Benefit Plans, including any amendments thereto, and where applicable, any related trust agreement, annuity or insurance contract, the most recent actuarial valuation, the most recent summary plan description, the most recent prospectus, the most recent IRS determination letter, and the most recent annual report (Form 5500) and audited financial statements.

        (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Company Benefit Plans and each Company Benefit Plan has been administered in accordance with its terms, including the making of all required contributions and the reflection by the Company of all required accruals on its financial statements; (ii) no event or condition exists which would reasonably be expected to subject the Company or any of its Subsidiaries to Liability in connection with the Company Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course; and (iii) there are no pending or, to the Company's knowledge, threatened Actions (other than claims for benefits in the ordinary course) relating to Company Benefit Plans which have been asserted or instituted and which would reasonably be expected to result in any Liability of the Company or any of its Subsidiaries.

        (c)   In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Offer), or the Company Stockholder Approval (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

        (d)   Section 4.12(d) of the Company Disclosure Letter identifies each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the "Company Qualified Plans"). Except as would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect, the IRS (or other relevant foreign regulatory agency) has issued a favorable determination letter (or similar approval under foreign law) with respect to each Company Qualified Plan and the related trust that has not been revoked, and the Company knows of no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust, which cannot be cured without a Company Material Adverse Effect.

        (e)   No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

        (f)    No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, a Multiemployer Plan.

        (g)   There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Section 162(m) of the Code.

        (h)   No amount that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment), by any employee, officer or director of the Company or any Subsidiary of the Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G—1) under any Company Benefit Plan or otherwise could be characterized as a "parachute payment" (as defined in Section 280G(b)(2) of the Code). The Company has made available to Parent all necessary information to determine, as of the date hereof, the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual's employment with the Company is terminated immediately after the Effective Time. The Company has also provided to Parent (i) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual; (ii) the grant dates and vesting schedules applicable to each grant of Company Restricted Stock, (iii) the "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement and (iv) the maximum additional amount that the Company has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual's excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

        Section 4.13.    Labor and Other Employment Matters.

        (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no work stoppage, slowdown, lockout, labor strike, material arbitration or other material labor dispute against the Company or any of its Subsidiaries by employees is pending or threatened, (ii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers' compensation, occupational safety, plant closings, and wage and hours, (iv) the Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability and (vii) there are no material controversies pending or, to the knowledge of the Company, threatened (including threatened lawsuits or claims), between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's knowledge, as of the date hereof, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

        (b)   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. Since January 1, 2001 to the date hereof, there has not been a representation question respecting any of the employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor organization.

        (c)   The Company has identified in Section 4.13(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of each of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Company Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits.

        (d)   Each current and, to the best of Company's knowledge, former employee of the Company or any of its Subsidiaries who is or was engaged in the invention of products or development of technology or authoring of computer software or other copyrighted materials for the Company or any of its Subsidiaries has executed a written contract obligating such Person to assign to the Company or such Subsidiary all of his or her right, title and interest in any such invention, technology or work of authorship, except where the failure to have executed such a written contract would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on a Company Key Product.

        Section 4.14.    Environmental Matters.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each of its

Subsidiaries is now and always has been in material compliance with all Environmental Laws; (b) the Company and each of its Subsidiaries has all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property owned, leased or operated by the Company or any of its Subsidiaries that has subjected or may subject the Company to material liability under any Environmental Laws; (d) neither the Company nor any of its Subsidiaries has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor is the Company or any of its Subsidiaries aware of any information which might form the basis of any such notice or any claim; (e) there is no site to which the Company or any of its Subsidiaries has transported or arranged for the transport of Hazardous Substances which to the knowledge of the Company or any such Subsidiary is or may become the subject of any environmental action; and (f) there has been no exposure of any employee or third party to Hazardous Substances that has subjected or may subject the Company to material liability under any Environmental Law. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any property owned, leased or operated by the Company or any of its Subsidiaries, have been provided.

        Section 4.15.    Intellectual Property.

        (a)   Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all (i) statutory invention certificates, U.S. and foreign patents, utility models, and patent applications and for each, its number, issue date, title, owner and priority information for each country in which such patent has been issued, or the application number, date of filing, title, owner and priority information for each country in which an application is pending; (ii) Company Registered Brand Names, the registration number thereof, and, if applicable, the class(es) of goods or the description(s) of goods or services covered thereby, the countries in which each such Company Registered Brand Name is registered, and the owner of each such Company Registered Brand Name; (iii) Company Unregistered Brand Names, and, if applicable, the application serial number thereof, the date of filing, the countries in which such application was filed and the class of goods or the description of goods or services sought to be covered thereby; (iv) copyright registrations and the number, title of the work, and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights, the title of the work, and the date and countries in which each such application was filed; and (vi) domain name registrations, in each case set forth in subsections (i) through (vi) above, included in the Company Owned Intellectual Property as of the date hereof.

        (b)   Section 4.15(b) of the Company Disclosure Letter sets forth a complete and accurate list or description, as appropriate, of all Contracts by which the Company or any of its Subsidiaries has been granted or has granted to others any license to Intellectual Property that is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, as conducted as of the date hereof, and where (i) such Intellectual Property is embodied in any Company Key Products; (ii) the termination or expiration of such agreement would reasonably be expected to have a Company Material Adverse Effect, (iii) the agreement requires or reasonably could be expected to require the Company or any of its Subsidiaries to pay or be paid royalties or amounts to/from another Person in an aggregate amount of $100,000 or more; (iv) the agreement purports to be an inbound or outbound license of rights on an exclusive basis; or (v) the agreement relates to Intellectual Property which, to the Company's knowledge, is co-owned by another Person or as to which, to the Company's knowledge, another Person has a right to acquire, right of first refusal or right of first negotiation (collectively, "Company Material Licenses"); provided, however, Section 4.15(b) of the Company Disclosure Letter need not list licenses of computer software which computer software has not been significantly modified or customized and that is widely available on commercially reasonable terms. A true and complete copy of each Company Material License has been made available to Parent.

        (c)   (i) The use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection with the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof, and (ii) the manufacture, use, offer for sale, and sale of Company Key Products (as such products exist as of the date hereof), do not, to the Company's knowledge, infringe or misappropriate or otherwise violate the Intellectual Property rights of any other Person, and no claim is pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any of the foregoing.

        (d)   Except for the Company Material Licenses of which Parent has been provided copies, and as listed in Section 4.15(d) of the Company Disclosure Letter, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof that will require any material payment or the undertaking of any material obligation by the Company or any of its Subsidiaries.

        (e)   None of the patents or patent applications required to be listed in Section 4.15(a) of the Company Disclosure Letter is involved in any interference, reexamination, opposition or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and to the Company's knowledge, there has been no threat that any such proceeding will hereafter be commenced. None of the Company Registered Brand Names or Company Unregistered Brand Names required to be listed in Section 4.15(a) of the Company Disclosure Letter is involved in any opposition, cancellation, nullification, interference, or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and to the Company's knowledge, there has been no threat that any such proceeding will hereafter be commenced.

        (f)    The Company or a Subsidiary of the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property. The Company or a Subsidiary of the Company is entitled to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Company Material Licenses of which Parent has been provided copies.

        (g)   Other than the Company Owned Intellectual Property and Company Licensed Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof. To the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and the Company has the right to enforce such Company Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

        (h)   No legal proceedings are pending or, to the Company's knowledge, are threatened against the Company or any of its Subsidiaries or licensors of Company Licensed Intellectual Property (i) based upon, challenging or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any of its Subsidiaries or any other operation of the business of the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (iii) alleging that the Company Material Licenses conflict with the terms of any other Person's license or other agreement.

        (i)    To the Company's knowledge, no other Person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property as of the date hereof. The Company and its Subsidiaries have not granted any material license or other material right to any other Person with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property as of the date hereof other than pursuant to agreements listed in Section 4.10(a) or 4.15(b) of the Company Disclosure Letter.

        (j)    To the Company's knowledge, all material software used in the business of the Company or any of its Subsidiaries is free of all viruses, worms and Trojan horses that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (k)   The Company and its Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of the Company or any of its Subsidiaries as presently conducted, or that are required to operate or modify the software used in the Company's or any of its Subsidiaries' business as presently conducted, except for such licenses the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (l)    The Company and its Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other Persons with access to such trade secrets to keep such trade secrets confidential.

        (m)  To the knowledge of the Company (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or any of its Subsidiaries by any Person, (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any material trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract which has or is likely to have a Company Material Adverse Effect or a material adverse effect on any Company Key Product.

        (n)   The Company and each of its Subsidiaries has secured valid written assignments from all current employees and other Persons and, to the best of the Company's knowledge, all former employees and other Persons, who contributed to the creation or development of Company Owned Intellectual Property or the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, and all of its employees or such other Persons have assigned to the Company or such Subsidiary the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, except where the failure to have secured such written assignments would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on any Company Key Product. All employees of the Company or any of its Subsidiaries or other Persons with access to material confidential information of the Company or any of its Subsidiaries, which information relates to a Company Key Product, are parties to written agreements under which, among other things, each such employee or other Persons is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries, except where the absence of such written agreements would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on any Company Key Product. To the knowledge of the Company, no employees or such other Persons of the Company or any of its Subsidiaries are in violation thereof.

        (o)   The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company's rights to own or license any of the Company Owned

Intellectual Property or Company Licensed Intellectual Property, (ii) the inability (for any period of time) of the Surviving Corporation to succeed to the rights and perform the obligations of the Company and any of its applicable Subsidiaries with respect to the Company Owned Intellectual Property and Company Licensed Intellectual Property, pursuant to the terms of this Agreement, or (iii) the right to market the Company Key Products as presently marketed.

        (p)   To the Company's knowledge, there are no facts or circumstances that materially adversely affect or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the pharmaceutical products currently used in clinical trials by or for the Company or any of its Subsidiaries.

        Section 4.16.    Real Property.

        (a)   Section 4.16(a) of the Company Disclosure Letter sets forth a complete list of all material real property owned by the Company or any of its Subsidiaries as of the date hereof ("Company Owned Real Property"). The Company and each of its Subsidiaries has good and valid title in fee simple to all Company Owned Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's or any of its Subsidiaries' business operations (in the manner presently carried on by the Company or such Subsidiaries), or (iii) for such matters which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   Section 4.16(b) of the Company Disclosure Letter sets forth a complete list of all material real property leased by the Company or any of its Subsidiaries as of the date hereof ("Company Material Leased Real Property"). A copy of the lease for each Company Material Leased Real Property (the "Company Leases") has been filed as an exhibit to the Company SEC Documents prior to the date hereof or has been delivered or made available to Parent and Merger Sub. With respect to each of the Company Leases: (i) such Company Lease is legal, valid, and binding on the Company or its Subsidiary party thereto, and, to the Company's knowledge, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Company Lease, will not result in a breach of or default under such Company Lease, or otherwise cause such Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company or any of its Subsidiaries, as the case may be, any other party to the Company Lease is in material breach or default under such Company Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease; (iv) the other party to such Company Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Material Leased Real Property or any portion thereof; and (vi) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Company Lease or any interest therein, except in the case of (i) through (vi) above, for any such case that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c)   The present use of the land, buildings, structures and improvements on the Company Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of violation thereof, except for such nonconformities or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Company Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Company Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

        (d)   Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Company Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Company Material Leased Real Property.

        Section 4.17.    Regulatory Compliance.

        (a)   Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries, and none has received notice of any pending or threatened claim against either the Company, its Subsidiaries or any Company Partner, and the Company and its Subsidiaries have no knowledge or reason to believe that any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by the Company, its Subsidiaries, or, to the knowledge of the Company, Company Partners have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

        (c)   Except as described in the Company SEC Documents prior to the date hereof, the Company, its Subsidiaries and, to the knowledge of the Company, Company Partners have not received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any applicable Laws, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (d)   All material licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto that the Company, its Subsidiaries, or, to the knowledge of the Company, Company Partners has received or made to the FDA or any other Governmental Entity has not been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

        (e)   All studies, tests and preclinical and clinical trials being conducted by the Company or its Subsidiaries are, and any such studies or trials being conducted by a Company Partner are to the knowledge of the Company being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, regulations and guidances, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and the FDCA and its implementing regulations including, but not limited to, 21 C.F.R. Parts 50, 54, and 56, 58 and 312. The descriptions of the studies, tests and preclinical and clinical trials, including the related results and regulatory status are accurate and complete in all material respects. The Company and its Subsidiaries are not aware of any studies, tests or trials the results of which call into question the clinical results described or referred to in the Company Disclosure Letter and Company SEC reports when viewed in the context in which such results are described and the clinical state of development. The Company and its Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (f)    The manufacture of products by the Company and its Subsidiaries is, and the manufacture of products by Company Partners is to the knowledge of the Company, being conducted in material compliance with all applicable Laws including the FDA's current Good Manufacturing Practices. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all other applicable Law.

        (g)   The Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

        (h)   The Company and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program ("Program"). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.

        (i)    To the Company's knowledge, the Company and each Subsidiary are and have been in substantial compliance with all applicable Laws and regulations related to 21 C.F.R. Part 11 compliance. The Company and each Subsidiary have policies and procedures or a formal compliance program to ensure compliance with all requirements of 21 C.F.R. Part 11, including those necessary: (i) to ensure that its records are validated and audit trails are generated, such that procedure is compliant with the legal requirements imposed by the appropriate jurisdictions and the jurisdictions in which the Company and its Subsidiaries conduct business; (ii) to analyze and evaluate the potential risks and failures associated with the use of electronic records and electronic signatures; and (iii) to train and educate its new and current employees as required by Law. All such policies, procedures or formal compliance programs are in full compliance with applicable Laws and regulations. A true, accurate and complete copy of the written policies and procedures or formal compliance program described immediately above has been provided to Parent.

        Section 4.18.    Insurance.

        (a)   The Company has provided or made available to Parent true, correct and complete copies of its director and officer and employee and officer insurance policies and all policies of insurance material to the Company and its Subsidiaries, taken as a whole, to which the Company or its Subsidiaries is a party or is a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are appropriate and reasonable, considering the Company's and its Subsidiaries' properties, business and operations.

        (b)   Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, to the Company's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Subsidiary of the Company during the period of one year prior to the date hereof. As of the date hereof, to the Company's knowledge, no event has occurred, including the failure by the Company or any Subsidiary of the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any Subsidiary of the Company under any such excess Liability or protection and indemnity insurance policies.

        Section 4.19.    Opinion of Financial Advisor.    The Company's financial advisor, J.P. Morgan Securities Inc. (the "Company Financial Advisor"), has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the proposed Offer and the Merger is fair, from a financial point of view, to such holders.

        Section 4.20.    Brokers and Finders.    None of the Company or its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. The Company has delivered to Parent a true and complete copy of the engagement letter between the Company and the Company Financial Advisor.

        Section 4.21.    Foreign Corrupt Practices and International Trade Sanctions.    To the Company's knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that except as set forth in the disclosure letter dated as of the date hereof delivered by Parent to the Company (the "Parent Disclosure Letter"):

        Section 5.01.    Organization and Qualification.    Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Parent is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.02.    Capitalization.

        (a)   The authorized capital stock of Parent consists of 305,000,000 shares of capital stock, divided into 300,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"). As of [October 28], 2005, (i) 134,254,772 shares of Parent Stock, including in each case the associated Parent Rights, were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued or outstanding, (iii) 2,646,927 shares of Parent Stock were held in the treasury of Parent (included in the outstanding), (iv) 12,025,235 shares of Parent Stock were reserved for issuance upon exercise of Parent Stock Options issued and outstanding, (v) 7,319,629 shares of Parent Stock were reserved for issuance upon conversion of Parent's outstanding Zero Coupon Convertible Senior Notes due 2022 (the "Convertible Notes"), (vi) [            ] shares of Parent Stock were authorized and reserved for future issuance pursuant to the Parent Stock Plans (other than shares of Parent Stock authorized and reserved for future issuance upon exercise of Parent Stock Options issued and outstanding), and (vii) 1,500,000 shares of Parent Preferred Stock have been designated as "Series A Junior Participating Preferred Stock," par value $0.01 per share, and were reserved for issuance upon exercise of Parent Rights issued pursuant to the Parent Rights Agreement. Each issued and outstanding share of Parent Stock is, and each share of Parent Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since [October 28], 2005 through the date hereof, (i) no shares of Parent Stock have been issued, except in connection with the exercise of Parent Stock Options issued and outstanding on such date and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of Parent have been issued, granted or made, except Parent Rights in accordance with the terms of the Parent Rights Agreement and options granted in the ordinary course of business.

        (b)   Except for Parent Rights and Parent Stock Options issued and outstanding and the Convertible Notes, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Stock or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of Parent or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Parent Stock or the capital stock or other equity interests of any Subsidiary of Parent or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Subsidiary of Parent. There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, other than the Convertible Notes. There are no voting trusts, irrevocable proxies or other agreements or understandings to which Parent or any Subsidiary of Parent is a party or is bound with respect to the voting of any shares of Parent Stock. None of the Company and its Subsidiaries shall become an "Acquiring Person" and no "Shares Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, and no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby. As used in this Section 5.02(b), the terms "Acquiring Person," "Distribution Date" and "Shares Acquisition Date" shall have the meanings ascribed to such terms in the Parent Rights Agreement.

        Section 5.03.    Subsidiaries.    Each Subsidiary of Parent is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of Parent is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Parent. Parent has no material investment in any entity other than its Subsidiaries.

        Section 5.04.    Authority; Non-Contravention; Approvals.

        (a)   Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Offer or Merger or the other transactions contemplated by this Agreement (other than the filing and recordation of the Certificate of Merger as required by the DGCL and approval of this Agreement by Parent as the sole stockholder of Merger Sub (which approval of Parent shall be obtained promptly after the date hereof)). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No vote or approval of the holders of Parent Stock is required to approve the Share Issuance.

        (b)   The execution, delivery and performance of this Agreement by Parent and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Parent Required Statutory Approvals, or (iii) any Parent Permit or Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Except for (i) the filings by Parent required by the HSR Act, (ii) the filings by Parent required by Antitrust Laws of foreign jurisdictions, (iii) the applicable requirements of the Exchange Act, (iv) the filing of the Certificate of Merger, (v) the filing of the Offer Documents, the Registration Statement and the Information Statement and the effectiveness of the Registration Statement, and (vi) any required filings under the rules and regulations of NYSE (the filings and approvals referred to in clauses (i) through (v) collectively, the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as applicable, of the Offer, the Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (d)   Neither Parent nor any affiliate or associate of Parent is, or has been during the last three years, an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company.

        Section 5.05.    Reports and Financial Statements.

        (a)   Since January 1, 2001, Parent has filed with the SEC all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Parent SEC Documents") required to be filed by it under each of the Securities Act and the Exchange Act, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate Act, SOX and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements filed prior to the date hereof), the Parent SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

        Section 5.06.    Absence of Undisclosed Liabilities.    Except as disclosed in the audited financial statements included in Parent's Form 10-K for the year ended December 31, 2004 (the "Parent 10-K") or the unaudited financial statements included in Parent's Form 10-Q for the period ended September 30, 2005 (the "Parent 10-Q"), neither Parent nor any of its Subsidiaries has as of the date hereof any material Liabilities, except Liabilities: (a) which were incurred after September 30, 2005 in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (b) which are of a nature not required to be reflected in the consolidated financial statements of Parent and its Subsidiaries prepared in accordance with GAAP consistently applied.

        Section 5.07.    Litigation.    Except as disclosed in the Parent SEC Documents prior to the date hereof, as of the date hereof, there are no Actions pending, or, to the knowledge of Parent, threatened in writing against, which relate to or affect Parent or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There has not, within the last four years, been nor, as of the date hereof, are there any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 5.08.    Absence of Certain Changes or Events.    Since September 30, 2005, there has not occurred any circumstance or event, or series of circumstances or events, which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.09.    Registration Statement, Etc.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Offer Documents, (c) the Information Statement or (d) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 5.10.    Compliance with Applicable Law; Permits.

        (a)   Parent, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by the FDA or any other Governmental Entity engaged in the regulation of Parent's products) which are required for Parent and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Parent SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Parent Permits"), and all Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b)   Parent and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the Parent Permits and all applicable Laws relating to Parent and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Parent Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.11.    Environmental Matters.    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and each of its Subsidiaries is now and always has been in material compliance with all Environmental Laws; (b) Parent and each of its Subsidiaries has all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property owned, leased or operated by Parent or its Subsidiaries except in full compliance with all applicable Environmental Laws; (d) neither Parent nor any of its Subsidiaries has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor is Parent or any such Subsidiary aware of any information which might form the basis of any such notice or any claim; and (e) there is no site to which Parent or any of its Subsidiaries has transported or arranged for the transport of Hazardous Substances which to the knowledge of Parent or any such Subsidiary is or may become the subject of any environmental action.

        Section 5.12.    Intellectual Property.

        (a)   The use of the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property in connection with the operation of the business of Parent or any of its Subsidiaries as conducted as of the date hereof, and (ii) the manufacture, use, offer for sale, and sale of Parent Key Products (as such products exist as of the date hereof), do not, to Parent's knowledge, infringe or misappropriate or otherwise violate the Intellectual Property rights of any other Person, and no claim is pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries alleging any of the foregoing.

        (b)   Except for the Parent Material Licenses, no material right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of Parent or any of its Subsidiaries as conducted as of the date hereof that will require the undertaking of any material obligation by Parent or any of its Subsidiaries. "Parent Material Licenses" means Contracts as of the date hereof by which Parent or any of its Subsidiaries has been granted or has granted to others any license to Intellectual Property that is used in or necessary for the conduct of the business of Parent or any of its Subsidiaries, as conducted as of the date hereof and where (i) such Intellectual Property is embodied in any Parent Key Products; (ii) the termination or expiration of such agreement would reasonably be expected to have a Parent Material Adverse Effect; (iii) the agreement purports to be a material inbound or outbound license of rights on an exclusive basis; or (v) the agreement relates to material Intellectual Property which, to Parent's knowledge, is co-owned by another Person or as to which, to Parent's knowledge, another Person has a right to acquire, right of first refusal or right of first negotiation, in each case other than licenses of computer software which computer software has not been significantly modified or customized and that is widely available on commercially reasonable terms.

        (c)   None of Parent's material patents or patent applications is involved in any interference, reexamination, opposition or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and, to Parent's knowledge, there has been no threat that any such proceeding will hereafter be commenced. None of the Parent Registered Brand Names or the Parent Unregistered Brand Names is involved in any opposition, cancellation, nullification, interference or similar active proceeding which would reasonably be expected to have a material adverse effect thereon, and to Parent's knowledge, there has been no threat that any such proceeding will hereafter be commenced.

        (d)   Parent or a Subsidiary of Parent is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Parent Owned Intellectual Property. Parent or a Subsidiary of Parent is entitled to use the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of Parent Material Licenses.

        (e)   Other than Parent Owned Intellectual Property and Parent Licensed Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of Parent or any of its Subsidiaries as conducted as of the date hereof. To the knowledge of Parent, the Parent Owned Intellectual Property is valid and enforceable, and Parent or one of its Subsidiaries has the right to enforce such Parent Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

        (f)    No legal proceedings are pending or, to Parent's knowledge, are threatened against Parent or any of its Subsidiaries or licensors of Parent Licensed Intellectual Property (i) based upon, challenging or seeking to deny or restrict the use by Parent or any of its Subsidiaries of any of the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by Parent or any of its Subsidiaries or any other operation of the business of Parent or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (iii) alleging that the Parent Material Licenses conflict with the terms of any other Person's license or other agreement.

        (g)   To Parent's knowledge, no other Person is engaging in any activity that infringes or misappropriates the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property as of the date hereof.

        (h)   Parent and its Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other Persons with access to such trade secrets to keep such trade secrets confidential.

        (i)    To the knowledge of Parent, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of Parent or any of its Subsidiaries by any Person, (ii) no employee, independent contractor or agent of Parent or any of its Subsidiaries has misappropriated any material trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of Parent or any of its Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract which has or is likely to have a Parent Material Adverse Effect.

        (j)    Parent and each of its Subsidiaries has secured valid written assignments from all current employees and consultants and, to the best of Parent's knowledge, all former employees and consultants, who contributed to the creation or development of Parent Owned Intellectual Property or the rights to such contributions that Parent or such Subsidiary does not already own by operation of law, and all of its employees and consultants have assigned to Parent or such Subsidiary the rights to such contributions that Parent or such Subsidiary does not already own by operation of law, except where the failure to have secured such written assignments would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on a Parent Key Product. All employees and consultants of Parent or any of its Subsidiaries with access to material confidential information of Parent or any of its Subsidiaries, which information relates to a Parent Key Product, are parties to written agreements under which, among other things, each such employee and consultant is obligated to maintain the confidentiality of confidential information of Parent or any of its Subsidiaries, except where the absence of such written agreements would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on any Parent Key Product. To the knowledge of Parent as of the date hereof, no employees or consultants of Parent or any of its Subsidiaries are in violation thereof.

        (k)   The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit any of Parent's rights to own or license any of the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property.

        (l)    To Parent's knowledge, there are no facts or circumstances that materially adversely affect or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the pharmaceutical products currently used in clinical trials by or for Parent or any of its Subsidiaries.

        Section 5.13.    Regulatory Compliance.

        (a)   Neither Parent nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of Parent and its Subsidiaries, and none has received notice of any pending or threatened claim against either Parent, its Subsidiaries or any Parent Partner, and Parent and its Subsidiaries have no knowledge or reason to believe that any Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b)   All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Entity by Parent, its Subsidiaries, or, to the knowledge of Parent, Parent Partners have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

        (c)   Except as described in the Parent SEC Documents prior to the date hereof, Parent, its Subsidiaries and, to the knowledge of Parent, Parent Partners have not received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity that have not been resolved prior to the date hereof alleging or asserting noncompliance with any applicable Laws or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any applicable Laws, and Parent and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (d)   All material licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto that Parent, its Subsidiaries, or, to the knowledge of Parent, Parent Partners has received from or made with the FDA or any other Governmental Entity has not been limited, suspended, modified or revoked and Parent and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

        (e)   All studies, tests and preclinical and clinical trials being conducted by Parent or its Subsidiaries are, and any such studies or trials being conducted by a Parent Partner are to the knowledge of Parent being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, regulations and guidances, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and the FDCA and its implementing regulations including, but not limited to, 21 C.F.R. Parts 50, 54, and 56, 58 and 312. Parent and its Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, Parent or its Subsidiaries, or in which Parent or its Subsidiaries have participated, and Parent and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action, except where such action would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (f)    The manufacture of products by Parent and its Subsidiaries is, and the manufacture of products by Parent Partners is to the knowledge of Parent, being conducted in material compliance with all applicable Laws including the FDA's current Good Manufacturing Practices. In addition, Parent and its Subsidiaries and, to the knowledge of Parent, the Parent Partners, are in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all other applicable Law.

        (g)   Parent and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate. Parent and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by Parent or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

        (h)   Parent and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from any Program. There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which Parent or any of its Subsidiaries participates.

        (i)    To Parent's knowledge, Parent and each Subsidiary are and have been in substantial compliance with all applicable Laws and regulations related to 21 C.F.R. Part 11 compliance. Parent and each Subsidiary have policies and procedures or a formal compliance program to ensure compliance with all requirements of 21 C.F.R. Part 11, including those necessary: (i) to ensure that its records are validated and audit trails are generated, such that procedure is compliant with the legal requirements imposed by the appropriate jurisdictions and the jurisdictions in which Parent or its Subsidiaries conduct business; (ii) to analyze and evaluate the potential risks and failures associated with the use of electronic records and electronic signatures; and (iii) to train and educate its new and current employees as required by Law. All such policies, procedures or formal compliance programs are in full compliance with applicable Laws and regulations.

        Section 5.14.    Brokers and Finders.    None of Parent or its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Parent or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to Morgan Stanley & Co. Incorporated (the "Parent Financial Advisor").

        Section 5.15.    Financing.    At the time the Offer is completed and at the Closing, Merger Sub will have sufficient funds and Parent shall have sufficient authorized but unissued shares of Parent Stock to consummate the Offer and the Merger.

        Section 5.16.    Interim Operations of Merger Sub.    Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely for the purpose of making the Offer and effecting the Merger, and has conducted no other material activity and has incurred no other material liability or obligation other than as contemplated by this Agreement.

        Section 5.17.    Taxes.    Neither the Parent nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

ARTICLE VI

COVENANTS

        Section 6.01.    Conduct of Business by the Company Pending the Closing.    Except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement (or as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice (including, without limitation, preparing for and conducting an audit of the Company's financial statements for the fiscal year ending December 31, 2005 in a manner consistent with past practice), and (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, key employees and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a)   (i) amend or propose to amend the Company's certificate of incorporation or bylaws or similar governing documents, or materially amend or propose to materially amend any of the Company's Subsidiaries' certificate of incorporation or bylaws or similar governing documents, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or any of its Subsidiaries by a Subsidiary of the Company, (iv) merge or consolidate with any Person (other than a merger among wholly-owned Subsidiaries of the Company or a merger between the Company and its wholly-owned Subsidiaries), or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

        (b)   issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) the Company may issue Shares (A) upon the exercise of Company Purchase Rights outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (iv) of this clause (b), (B) upon exercise of Company Stock Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) or (iii) of this clause (b) or (C) in accordance with the terms of the Company Rights Agreement as in effect on the date hereof, (ii) the Company may grant Company Stock Options to purchase up to an aggregate of 100,000 Shares to new employees of the Company or its Subsidiaries in accordance with the terms of the Company Stock Plans consistent with past practice and with an exercise price per Share no less than the fair market value of a Share on the date of grant, (iii) the Company may grant Company Purchase Rights in accordance with the terms of the Company ESPP (as in effect on the date hereof), subject to Section 3.06, and (iv) transactions exclusively among the Company and its Subsidiaries shall be permitted;

        (c)   except for transactions exclusively among the Company and its Subsidiaries, (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business consistent with past practice or borrowings under the existing credit facilities of the Company or any of its Subsidiaries in the ordinary course), (ii) make any loans, advances or capital contributions to, or investments in, any Person, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Stock Options pursuant to the terms of the Company Stock Plans and the relevant written agreements evidencing the grant of Company Stock Options and repurchases of outstanding shares of Company Restricted Stock pursuant to the terms of the Company Restricted Stock Plan, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise) other than acquisitions the fair market value of the total consideration (including license, royalty or other fees) for which does not exceed, individually, $2,000,000 or, in the aggregate, $5,000,000 (provided that any such acquisition does not adversely affect the ability of Parent, Merger Sub and the Company to obtain applicable approvals under the Antitrust Laws), or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or assets that are material to the Company and its Subsidiaries, taken as a whole (excluding Intellectual Property, which is addressed in Section 6.01(d)) other than (A) sales of inventory and other assets in the ordinary course of business, (B) sales or dispositions of assets in one or a series of transactions having an aggregate value of $3,000,000 or less, and (C) divestitures pursuant to Section 6.10 (including the divestiture of the Reloxin Assets);

        (d)   (i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any material Company Owned Intellectual Property or material Company Licensed Intellectual Property, or (ii) except in the ordinary course of business, as reasonably prudent to the conduct of the business or as provided for in Company Material Contracts in effect as of the date hereof, (A) exclusively license, abandon or fail to maintain any material Company Owned Intellectual Property or material Company Licensed Intellectual Property, (B) grant, extend, amend (except as required in the diligent prosecution of the material Company Owned Intellectual Property), waive or modify any rights in or to any material Company Owned Intellectual Property or material Company Licensed Intellectual Property, (C) fail to diligently prosecute the Company's and its Subsidiaries' material patent applications, or (D) fail to exercise a right of renewal or extension under any Company Material License;

        (e)   (i) enter into any Contract or arrangement that reasonably may result in payments by or liabilities of the Company in excess of $1,000,000 individually or $3,000,000 in the aggregate in any 12-month period, or which materially limits or otherwise materially restricts the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area, (ii) vary its inventory practices in any material respect from its past practices, except as required by GAAP or by Law, or (iii) make any capital expenditure or expenditures (including leases and in-bound licenses) in the aggregate in excess of the aggregate amount set forth in the Company's budget provided to Parent prior to the date hereof (other than capital expenditures for unbudgeted repairs and maintenance in the ordinary course of business consistent with past practice);

        (f)    grant, enter into or amend any employment, severance, change in control, special pay arrangement with respect to termination of employment or other similar arrangements or Contract with any directors, officers or employees of the Company or its Subsidiaries, except (i) as required pursuant to previously existing Contracts or policies between such current directors, officers or employees and the Company, (ii) pursuant to employment agreements entered into with a Person who is not already an officer of the Company in the ordinary course of business and is hired or promoted by the Company or one of its Subsidiaries after the date hereof in the ordinary course of business or (iii) to the minimum extent necessary to comply with Section 409A of the Code without increasing the benefits provided to any Person;

        (g)   (i) increase the salary, benefits or monetary compensation of any directors, executive officers or employees, except (A) for increases in the ordinary course of business, (B) pursuant to previously existing Contracts, (C) in connection with the assumption by such employee of new or additional responsibilities or (D) to respond to offers of employment made by other Persons, or (ii) establish, adopt, enter into, or materially amend any, collective bargaining agreement or bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, arrangement, trust, fund, policy or agreement, except to the minimum extent necessary to comply with Section 409A of the Code without increasing the benefits provided to any Person or as otherwise required by any other applicable Law;

        (h)   (i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any Company Stock Plan, except to the minimum extent necessary in order to comply with Section 409A of the Code without accelerating the exercisability or vesting of any such award, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof;

        (i)    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

        (j)    adopt, enter into, or amend any Company Benefit Plan to materially increase the benefits or Liabilities of any Company Benefit Plan or to accelerate the payment of benefits under any Company Benefit Plan, except (i) as involves any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof as permitted by this Agreement, or (ii) as required pursuant to existing Contracts or this Agreement;

        (k)   change any method or principle of financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by the Company's regular independent accountants;

        (l)    make any material Tax election or settle or compromise any material Tax liability or refund, or change any annual Tax accounting period or material method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than as required by Law;

        (m)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination or other similar extraordinary transaction;

        (n)   take any action to render inapplicable, or to exempt any third Person from, (i) the provisions of Section 203 of the DGCL, or (ii) any other state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

        (o)   take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer set forth in Annex A or the conditions to the Merger in Article VII not being satisfied; or

        (p)   agree, authorize or otherwise to take any of the foregoing actions.

        Section 6.02.    Conduct of Business by Parent Pending the Closing.    Except for matters set forth in Section 6.02 of the Parent Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement (or as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.02 of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent), and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

        (a)   (i) amend or propose to amend Parent's certificate of incorporation or bylaws or similar governing documents, (ii) declare, set aside or pay any dividend or distribution payable in cash or otherwise (other than (A) stock dividends or distributions for which an appropriate adjustment is effected pursuant to Section 1.01(g) or 3.01(e), (B) quarterly cash dividends paid to stockholders of Parent in amounts consistent with past practice and (C) the payment of dividends or distributions to Parent or any of its Subsidiaries by a Subsidiary of Parent), or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or (iv) merge or consolidate with any Person or acquire any material business of any Person (other than a merger, consolidation or acquisition among wholly-owned Subsidiaries of the Company or a merger consolidation or acquisition involving solely the Company and its wholly-owned Subsidiaries), in each case with respect to this clause (iv), if such action would be reasonably likely to delay the consummation of the Offer;

        (b)   take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer set forth in Annex A or the conditions to the Merger in Article VII not being satisfied;

        (c)   take any action that would result in a failure to maintain the trading of the Parent Stock on the NYSE; or

        (d)   agree, authorize or otherwise to take any of the foregoing actions.

Notwithstanding the foregoing, Parent shall be entitled to (a) repurchase, retire or refinance outstanding indebtedness or debt securities and (b) enter into negotiations, discussions and Contracts relating to, and may consummate, acquisitions of other Persons (regardless of whether accomplished through a merger, stock purchase, asset purchase, recapitalization or other transaction, and regardless of the method or source of financing for such acquisition), so long as (i) the fair market value of the total consideration (including license, royalty or other fees) does not exceed $500,000,000 individually, (ii) Parent does not issue in excess of 20% of the then outstanding Parent Stock as consideration in any such transaction and (iii) the negotiation or consummation of any such acquisition is not reasonably likely to materially delay or prevent the completion of the Offer or the Merger.

        Section 6.03.    No Solicitation by the Company.

        (a)   After the date hereof and prior to the Effective Time or earlier termination of this Agreement, neither the Company nor any of its Subsidiaries nor any of the officers, directors or employees of the Company or its Subsidiaries shall, and the Company shall use reasonable best efforts to cause its and its Subsidiaries' attorneys, accountants, investment bankers, financial advisors, agents and other representatives ("Representatives") not to, directly or indirectly: (i) solicit, initiate, encourage or induce any inquiry with respect to, or the making, submission or announcement of, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Company Acquisition Proposal (except to disclose the existence of the provisions of this Section 6.03), or (iii) enter into any letter of intent or similar document or any Contract (whether binding or not)

contemplating or otherwise relating to a Company Acquisition Proposal. The Company and its Subsidiaries and their officers, directors and employees will immediately cease, and the Company shall use reasonable best efforts to cause its Representatives to cease, any and all existing discussions or negotiations with a Person with respect to a Company Acquisition Proposal. To the extent not already requested, the Company shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Company Acquisition Transaction to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

        (b)   Notwithstanding the provisions of Section 6.03(a), the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal from a Person (a "Company Potential Acquiror") which the Company Board determines in good faith, after consultation with a nationally recognized, independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Company Superior Proposal, take the following actions; provided that (x) the Company has first given Parent a written notice that states that the Company has received such Company Acquisition Proposal and otherwise includes the information set forth in Section 6.03(c) (a "Company Superior Proposal Notice"), and (y) such Company Acquisition Proposal was not solicited after the date of this Agreement, was made after the date of this Agreement and did not otherwise result from a breach of this Section 6.03:

            (i)  furnish information to the Company Potential Acquiror; provided that (A) prior to furnishing any such information, the Company receives from the Company Potential Acquiror an executed confidentiality agreement (a "Competing Confidentiality Agreement") containing terms at least as restrictive as the terms contained in the Confidentiality Agreement dated November 16, 2005 between Parent and the Company (the "Confidentiality Agreement"), and (B) contemporaneously with furnishing any such nonpublic information to the Company Potential Acquiror, the Company furnishes such nonpublic information to Parent (or, with respect to any such nonpublic information that has previously been furnished to Parent or its Representatives, a list identifying such nonpublic information delivered to Parent and its Representatives); and

           (ii)  participate or engage in discussions or negotiations with the Company Potential Acquiror with respect to such Company Acquisition Proposal.

        (c)   As promptly as practicable (and, in any event, within 48 hours) after receipt of a Company Acquisition Proposal or any request for nonpublic information or inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Company Acquisition Proposal, request or inquiry, and the identity of the Person or group making such Company Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Company Acquisition Proposal, request or inquiry. After receipt of such Company Acquisition Proposal, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of such Company Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Company Acquisition Proposal, request or inquiry.

        (d)   For a period of not less than five (5) Business Days after Parent's receipt of each Company Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Company Acquisition Proposal that constituted a Company Superior Proposal no longer constitutes a Company Superior Proposal (a "Former Company Superior

Proposal"). The terms and conditions of this Section 6.03 shall again apply to any inquiry or proposal made by any Person who withdraws or materially amends a Company Superior Proposal or who made a Former Company Superior Proposal (after withdrawal or after such time as their proposal is a Former Company Superior Proposal).

        (e)   Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board that the Company stockholders tender their Shares pursuant to the Offer (as set forth in the Schedule 14D-9), and that such stockholders adopt and approve this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to a Company Acquisition Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company Board or any committee thereof may take any or all of the actions described in (i) and (iii) above (in each case, a "Company Change of Recommendation") if, prior to receipt of the Company Stockholder Approval:

          (w)  The Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law;

          (x)   The Company Board has notified Parent in writing of the determination described in clause (w) above; and

          (y)   in the case of any such actions taken in connection with a Company Acquisition Proposal, at least five (5) Business Days following receipt by Parent of the notice required pursuant to clause (x) above, and taking into account any revised proposal made by Parent pursuant to subparagraph (d) above since receipt of such notice, the Company Board maintains its determination described in clause (w) above.

        (f)    The Company shall not submit, or propose to submit, a Company Acquisition Proposal to the vote of its stockholders prior to termination of this Agreement.

        (g)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, the Company shall not effect a Company Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.03(e).

        Section 6.04.    Access to Information; Confidentiality.

        (a)   Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall each afford to the other and its Representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective officers, employees, Representatives, properties, books, contracts, commitments, files and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as the other party shall reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Contractual or legal restrictions, including applicable Laws, or which it believes is competitively sensitive information, but shall use its best efforts to obtain a consent to disclosure of such information. In addition, each party may designate any competitively sensitive information provided to the other under this Agreement as "outside counsel only." Such information shall be given only to outside counsel of the recipient. Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its Subsidiaries that may result from the requests for access, data and information hereunder.

        (b)   The Company also will consult with Parent regarding its business in a prompt manner and on a regular basis.

        (c)   All nonpublic information provided to, or obtained by, a party in connection with the transactions contemplated hereby shall be "Proprietary Information" for purposes of the Confidentiality Agreement, the terms of which shall continue in force until the Effective Time; provided that Parent and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholder Approval.

        (d)   The Company shall provide to the Parent Financial Advisor and its advisors reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to the Company's officers, employees, Representatives, properties, books, contracts, commitments, files and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as the Parent Financial Advisor shall reasonably request for purposes of conducting a customary underwriter due diligence investigation.

        Section 6.05.    Employee Benefits.

        (a)   From and after the Effective Time, Company Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Company (or its Subsidiaries), covered by such plans at the Effective Time until such time as Parent shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, either transfer employees and former employees of the Company and its Subsidiaries ("Transferred Employees") to existing benefit plans of the Parent or Merger Sub or adopt new benefit plans with respect to such Transferred Employees (the "Transferred Employee Plans"). Prior to the Effective Time, Parent and the Company shall cooperate in reviewing, evaluating and analyzing Company Benefit Plans with a view towards determining appropriate Transferred Employee Plans. Parent will, and will cause its Subsidiaries to, with respect to all Transferred Employee Plans, (i) provide each employee of the Company or its Subsidiaries with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any Transferred Employee Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding welfare plan in which any such employee participated immediately prior to the Effective Time, (ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any Transferred Employee Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time, to the extent that such employee would have received credit for such co-payment or deductible under the corresponding Company welfare plan in which the applicable employee participated immediately prior to the Effective Time, (iii) provide each employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with the Company and its Subsidiaries, under each employee benefit plan, program, or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Effective Time, and (iv) provide benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Notwithstanding anything to the contrary in this Section 6.05, Parent shall have no obligation to provide any credit for service, co-payments, deductibles paid, or for any purpose, unless and until Parent has received such supporting documentation as Parent may reasonably deem to be necessary in order to verify the appropriate credit to be provided.

        (b)   If requested by Parent at least seven (7) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the last business day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time. Regardless of whether such 401(k) plans are terminated, as of the last business day prior to the Effective Time, all account balances in such plans shall become fully vested and non-forfeitable.

        (c)   The foregoing notwithstanding, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits accrued through the Effective Time under Company Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Company Disclosure Letter.

        (d)   Unless mutually agreed upon by the parties hereto, the Company shall terminate the Company ESPP in accordance with Section 3.06.

        (e)   Nothing in this Section 6.05 shall be interpreted as preventing Parent from amending, modifying or terminating any of the Company Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

        Section 6.06.    Registration Statement; Offer Documents; Information Statement; Listing of Shares.

        (a)   Parent shall use its commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act by the SEC as promptly as practicable after the date hereof and to keep the Registration Statement effective as long as is necessary to consummate the Offer and the Merger and the other transactions contemplated hereby, and Parent shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities Laws in connection with the Share Issuance. The Company shall promptly furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Subject to Section 1.02(b)(ii), the Company shall use its commercially reasonable best efforts to have the Information Statement cleared by the SEC, filed in definitive form and disseminated to the stockholders of the Company as promptly as practicable after the consummation of the Offer.

        (b)   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Offer Documents, (c) the Information Statement, (d) the Schedule 14D-9 or (e) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such information is included in such documents so filed and at the time such documents become effective or at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion or incorporation by reference in the Information Statement, the Offer Documents or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Information Statement, the Offer Documents or the Registration Statement, the Company shall promptly notify Parent of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement, the Offer Documents or the Registration Statement, as the case may be, and in disseminating the information contained in such amendment or supplement to the Company's stockholders to the extent required by Law.

        (c)   None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Offer Documents, (c) the Information Statement, (d) the Schedule 14D-9 (including any information regarding Parent's nominees to the Company Board provided by Parent specifically for inclusion therein) or (e) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such information is included in such documents so filed and at the time such documents become effective or at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement, the Offer Documents, the Schedule 14D-9 or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Information Statement, the Offer Documents, the Schedule 14D-9 or the Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement, the Offer Documents, the Schedule 14D-9 or the Registration Statement, as the case may be, and in disseminating the information contained in such amendment or supplement to the Company's stockholders to the extent required by Law.

        (d)   As soon as reasonably practicable after consummation of the Offer, if required by the DGCL in order to effect the Merger, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with any such meeting or to the extent required by applicable securities Laws, the Company shall prepare and as reasonably practicable after consummation of the Offer file with the SEC the Information Statement relating to the Merger and the approval thereof and shall use its commercially reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable thereafter, such that a definitive Information Statement may be distributed to the stockholders of the Company as promptly as practicable thereafter in connection with obtaining or providing notice of the Company Stockholder Approval, if required under the DGCL or applicable securities Laws. Parent shall, and shall cause Merger Sub to, promptly furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. Subject to Section 6.03(c), the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall include such recommendation in the Information Statement.

        (e)   The parties shall notify each other promptly of the receipt of any comments or communications from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Offer Documents, the Information Statement or the Registration Statement or for additional information, and shall supply each other with copies of all correspondence (or upon request will provide written summaries of any oral communications) between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Offer Documents, the Information Statement, the Registration Statement, the Offer or the Merger.

        (f)    Parent shall use its commercially reasonable best efforts to cause the shares of Parent Stock to be issued pursuant to the Offer and in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        (g)   Parent shall vote or cause to be voted all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

        Section 6.07.    Section 16 Matters.    Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company, who is a covered person of the Company for purposes of Section 16, of Shares or Company Stock Options pursuant to this the Offer, this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        Section 6.08.    Public Announcements.    Parent and the Company will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange on which the Shares or the Parent Stock, as applicable, are listed, will not issue any such press release or make any such public statement prior to receiving the other party's consent (which shall not be unreasonably withheld or delayed); provided, however, that each of Parent and the Company may (a) make public disclosure reasonably required in the public SEC filings made by the respective parties in connection with the transactions contemplated hereby and (b) public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.08.

        Section 6.09.    Expenses and Fees.

        (a)   Subject to Section 6.09(b) and Section 6.09(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Expenses incurred in connection with preparing, printing and filing the Registration Statement, the Offer Documents, the listing of the Parent Stock on the NYSE and the filing fees required in connection with any required filings under the HSR Act shall be borne by Parent.

        (b)   The Company agrees to pay to Parent the fees set forth below under the following circumstances:

            (i)  If (A) after the date of this Agreement and prior to the consummation of the Offer, any Person publicly announces a Company Acquisition Proposal which has not been expressly and bona fide publicly withdrawn, (B) this Agreement is terminated (x) by either the Company or Parent pursuant to Section 8.01(b)(i) and at the time of termination the condition specified in paragraph (d)(ii) of Annex A is satisfied and the conditions specified in (a)(ii) or (b) on Annex A have not been satisfied, or (y) by Parent pursuant to 8.01(c) as a result of a breach of a covenant or other affirmative obligation and (C) within 12 months after the date of termination of this Agreement, the Company enters into a definitive agreement with respect to a Company Acquisition Transaction or consummates a Company Acquisition Transaction, then the Company shall pay to Parent by wire transfer of same-day funds $100,000,000 (the "Company Termination Fee") less amounts previously paid pursuant to clause (iii) below, at the earlier of the date the Company enters into a definitive agreement providing for a Company Acquisition Transaction and the date of consummation of such the Company Acquisition Transaction. Solely for the purposes of this Section 6.09(b)(i), the term "Company Acquisition Transaction" shall have the meaning assigned to such term in Section 9.03(a), except that all references to "15%" or "85%" shall be changed to "50%".

           (ii)  If Parent terminates this Agreement pursuant to Section 8.01(e), the Company shall pay Parent the Company Termination Fee within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by Parent.

          (iii)  If Parent terminates this Agreement pursuant to Section 8.01(c), then the Company shall pay Parent $10,000,000 within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by Parent; provided, however, that Parent shall not be entitled to such fee if, at the time of termination, the Company would be entitled to terminate this Agreement pursuant to Section 8.01(d).

          (iv)  If the Company terminates this Agreement pursuant to Section 8.01(f), then the Company shall pay Parent the Company Termination Fee concurrently with such termination by wire transfer of same-day funds to an account specified in writing by Parent.

        (c)   Subject to subparagraph (d) below, Parent agrees to pay to the Company the fees set forth below under the following circumstances:

            (i)  If the Company terminates this Agreement pursuant to Section 8.01(d), then Parent shall pay the Company $10,000,000 within two (2) Business Days following termination by wire transfer of same-day funds to an account specified in writing by the Company; provided, however, that the Company shall not be entitled to such fee if, at the time of termination, Parent would be entitled to terminate this Agreement pursuant to Section 8.01(c).

           (ii)  If the Company has been required to pay Medicis the $90,000,000 termination fee under the Medicis Agreement, and (A) if the Company terminates this Agreement pursuant to Section 8.01(d) and the Offer is not consummated or (B) the Offer is not consummated on or prior to the Termination Date and the conditions set forth in paragraph (c) in Annex A have not been not satisfied (unless the conditions in paragraph (c) of Annex A are not satisfied because the Company has been unable to divest the Reloxin Assets as contemplated herein) (the events in clauses (A) and (B), each a "Parent Fee Triggering Event"); then Parent shall pay the Company $90,000,000 (the "Parent Termination Fee"), in addition to any amounts payable under Section 6.09(c)(i), within two (2) Business Days following the date of termination by wire transfer of same-day funds to an account specified in writing by the Company.

        (d)   The parties agree that (i) actual damages to the Company in the event that the Offer is not consummated are difficult to ascertain, (ii) the Parent Termination Fee and any amounts payable pursuant to Section 6.09(c)(i) represent a reasonable estimate of such damages if the Offer is not consummated as a result of a Parent Fee Triggering Event or if the Company terminates this Agreement pursuant to Section 8.01(d), as the case may be, and (iii) the Parent Termination Fee and any amounts payable pursuant to Section 6.09(c)(i) is the appropriate aggregate amount of liquidated damages in such events and not a penalty. Payment of any applicable fees by Parent pursuant to Section 6.09(c) shall be the Company's sole remedy in the event of any Parent Fee Triggering Event or any termination pursuant to Section 8.01(d), as the case may be; provided, however, that notwithstanding the foregoing, the Company shall be entitled to file suit or otherwise seek to recover money damages from Parent or Merger Sub for any breach of this Agreement by Parent or Merger Sub, in which event the first sentence of this Section 6.09(d) shall not apply and the Company automatically shall be deemed to have unconditionally and irrevocably waived and disclaimed (A) any right to seek specific performance of any terms hereof pursuant to Section 9.10 hereof or otherwise and (B) any right to collect or direct the payment of any amounts that otherwise would be payable pursuant to Sections 6.09(c)(i) or (ii) in the absence of this proviso and such unconditional and irrevocable waiver.

        (e)   Each of Parent and the Company acknowledges that the agreements contained in Sections 6.09(b) and 6.09(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either party (the "Defaulting Party") fails promptly to pay the termination fee, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for the termination fee, the Defaulting Party shall pay to the other party interest on the termination fee from and including the date payment of the termination fee was originally due to but excluding the date of actual payment at the prime rate of Wells Fargo, N.A. in effect on the date such payment was originally required to be made. If applicable, the termination fee shall not be payable by a party more than once pursuant to this Section 6.09.

        Section 6.10.    Agreement to Cooperate.

        (a)   The Company and Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Offer and the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Offer, this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Subject to Section 6.04, Parent and the Company shall use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

        (b)   (i) The Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any clearances or approvals of any Governmental Entities required for the consummation of the Offer or the Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to obtain the expiration of any applicable waiting period under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Parent shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under Antitrust Laws; provided, that Parent will consult with and consider in good faith the views of the Company in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

           (ii)  Notwithstanding anything to the contrary in this Section 6.10, neither Parent nor any of its Subsidiaries nor the Company shall be required to (A) license, divest, dispose of or hold separate any material assets or businesses of Parent or the Company or any of their respective Subsidiaries or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any of the material assets or businesses of Parent or the Company or any of their respective Subsidiaries, or that would have a material adverse effect on the combined company, (B) agree to or effect any license, divestiture, disposition or hold separate any business or take any other action or agree to any limitation that is not conditioned on the consummation of the Offer or the Merger or (C) pay more than de minimis amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the Offer, the Merger or the Second Merger under applicable Antitrust Laws

  (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Entities with respect to, such required consents, approvals or authorizations). The Company (x) shall not take or agree to take any action identified in clause (A), (B) or (C) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company's assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Offer. For purposes of this Section 6.10(b) and Annex A, "the material assets or businesses of Parent or the Company or any of their respective Subsidiaries" shall include any product that currently has, or during its peak sales periods, as forecasted in good faith by Parent, in the future is expected to have, annual sales of greater than $50 million. For the avoidance of doubt, the parties acknowledge that Botox® and Botox® Cosmetic are material assets of Parent.

          (iii)  Notwithstanding clauses (A) and (B) of the preceding subparagraph (ii), to facilitate the consummation of the Offer and the Merger, and to the extent required to obtain any consents, approvals or authorizations required to complete the Offer, the Merger or the Second Merger under applicable Antitrust Laws (x) Parent, Merger Sub and the Company agree to promptly license, divest, dispose of or hold separate (A) the Reloxin Assets, including the Company's distribution rights and all related rights to the Reloxin/Dysport products in all markets and (B) such other assets and businesses as do not constitute material assets or businesses of Parent or the Company or their respective Subsidiaries, and (y) the Company agrees to take all reasonable actions requested by Parent or Merger Sub in furtherance of such proposed actions, provided that such the effectiveness of any such actions set forth in clause (x) may be conditioned on consummation of the Offer.

        (c)   Each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third Person consents related to or required in connection with the Offer or the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Parent Disclosure Letter or the Company Disclosure Letter, as the case may be, or (iii) required to prevent a Parent Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time. If any party shall fail to obtain any consent from a third Person described in this subsection (c), such party will use its reasonable efforts, and will take any such actions reasonably requested by the other party hereto, to limit the adverse affect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the consummation of the Offer or the Effective Time, from the failure to obtain such consent.

        (d)   Parent and the Company shall promptly (and, in any event, within two Business Days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 6.11.    Directors' and Officers' Indemnification.

        (a)   Parent shall, to the fullest extent permitted by Law, and shall cause the Surviving Corporation to, honor all of the Company's and its Subsidiaries' obligations to indemnify the current or former directors or officers of the Company or any of its Subsidiaries, and any person who becomes an officer or director of the Company or any of its Subsidiaries, for acts or omissions by such directors and officers occurring prior to the Effective Time, whether pursuant to the Company's or any Subsidiary's Certification of Incorporation, bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and the Second Merger. For a period of six years following the Effective Time, the certificates of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries shall contain, and Parent shall cause the certificates of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries to contain, provisions no less favorable with respect to indemnification and exculpation of such directors and officers than are presently set forth in the Company's and its Subsidiary's Certification of Incorporation and bylaws.

        (b)   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company; provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided, further, if Parent in its sole discretion elects, by giving written notice to the Company at least five business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors' and officers' liability insurance "tail" or "runoff" insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount at least equal to the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be with reputable and financially sound carriers and no less advantageous on the whole to such existing coverage). Parent and the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.11(b) for so long as such "tail" policy shall be maintained in full force and effect. The Company represents to Parent that the Maximum Premium is as set forth in Section 6.11(b) of the Company Disclosure Letter.

        (c)   In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.11. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11).

        Section 6.12.    Rule 145.    The Company shall, promptly after the date hereof, deliver to Parent a list setting forth the names of all Persons the Company expects to be, at the time of the Company's Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list and shall supplement such list to reflect any Person that later becomes an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each Person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.12 to execute and deliver to Parent a written agreement, at or prior to the Effective Time, in substantially the form of Exhibit A hereto.

        Section 6.13. Tax Free Reorganization.

        (a)   Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger, taken together with the Offer and the Second Merger, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. None of Parent, Merger Sub, Company, or their respective Subsidiaries shall take, or agree to take, any action (including any action otherwise permitted by Section 6.01 in the case of the Company or Section 6.02 in the case of Parent) that could prevent or impede the Merger, taken together with the Offer and the Second Merger, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b)   Unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger, taken together with the Offer and the Second Merger, as a "reorganization" within the meaning of Section 368(a) of the Code.

        (c)   The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent's and the Company's tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Offer, the Merger and the Second Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent's and Company's tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

        Section 6.14.    Stockholder Litigation.

        (a)   In the event a stockholder litigation related to this Agreement or the transactions contemplated hereby is brought, or threatened, against the Company and/or the members of the Company Board, the Company shall have the right to control the defense of such litigation; provided, however, that the Company shall engage Morrison & Foerster LLP or such other counsel that is reasonably acceptable to Parent. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of the Company Board and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussions between the parties thereto (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, which consent shall not be unreasonably withheld.

        (b)   In the event a stockholder litigation related to this Agreement or the transactions contemplated hereby is brought, or threatened, against Parent and/or the members of the Parent Board, Parent shall have the right to control the defense of such litigation; provided, however, that Parent shall engage Gibson, Dunn & Crutcher LLP or such other counsel that is reasonably acceptable to the Company. Parent shall promptly notify the Company of any such stockholder litigation brought, or threatened, against Parent and/or the members of the Parent Board and shall provide the Company with updates and such information as the Company shall reasonably request with respect to the status of the litigation and discussions between the parties thereto (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Parent shall give the Company the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless the Company shall have consented in writing in such payment or settlement, which consent shall not be unreasonably withheld.

        Section 6.15.    Control of Other Party's Business.    Notwithstanding Parent's rights under Section 1.03 hereof, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Offer. Prior to the consummation of the Offer each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 6.16.    Rights Agreements.

        (a)   The Company covenants and agrees that it will not (i) redeem the Company Rights, or (ii) amend the Company Rights Agreement prior to the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction or unless such amendment is primarily for purposes of substituting a new rights agent thereunder and making appropriate conforming amendments. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective "Affiliates" or "Associates" (as such terms are defined in the Company Rights Agreement) is, by virtue of this Agreement or any action contemplated by this Agreement, an "Acquiring Person" (as such term is defined in the Company Rights Agreement) for purposes of the Company Rights Agreement. The Company shall not adopt a new stockholder rights plan or "poison pill."

        (b)   The Parent Board shall not make a determination that the Company, or any of its "Affiliates" or "Associates" (as such terms are defined in the Parent Rights Agreement) is, by virtue of this Agreement or any action contemplated by this Agreement, an "Acquiring Person" (as such term is defined in the Parent Rights Agreement) for purposes of the Parent Rights Agreement or any replacement agreement.

        Section 6.17.    Financing; Guarantee of Parent.

        (a)   Prior to the Closing, Parent shall obtain all financing required for the transactions contemplated by this Agreement. Parent hereby guarantees the payment by Merger Sub of any amounts payable by Merger Sub pursuant to the Offer and the Merger or otherwise pursuant to this Agreement and will cause Merger Sub to perform all of its other obligations under this Agreement in accordance with their terms.

        (b)   Without limiting Sections 6.04 or 6.10, the Company agrees to use its reasonable best efforts to provide, and to use its reasonable best efforts to cause the Subsidiaries of the Company and the respective officers, employees and independent auditors of the Company and its Subsidiaries to provide, cooperation in connection with the arrangement of any financing to be consummated in order to fund the Cash Consideration to be paid pursuant to the Offer or the Cash Merger Consideration to be paid pursuant to this Agreement (each, a "Financing"), including without limitation, reasonable participation in meetings and road shows; the provision of information relating to the Financing reasonably requested by Parent; and reasonable assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents of Parent.

        Section 6.18.    Second Merger.    As soon as reasonably practicable after the Effective Time, Parent shall cause the Second Merger to be effected by, among other things, adopting and cause the Surviving Corporation to adopt an agreement and plan of merger and reorganization pursuant to which the

Surviving Corporation shall be merged with and into a wholly owned limited liability company subsidiary of Parent with such limited liability company being the entity surviving the Second Merger as a wholly owned subsidiary of Parent. There shall be no conditions to the Second Merger, other than (a) the acquisition of Shares pursuant to the Offer, (b) the consummation of the Merger and (c) the absence of any legal prohibition on completing the Second Merger. It is intended that the Second Merger shall occur as described in this Section 6.18, and that the acquisition of the Shares pursuant to the Offer, together with the Merger and the Second Merger, together qualify as a reorganization under the provisions of Section 368(a) of the Code, and that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the regulations promulgated under the Code.

        Section 6.19.    Further Assurances.    Each party hereby agrees to perform any further acts and to execute and deliver any documents or instruments that may be reasonably necessary to carry out the provisions of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.01.    Conditions to the Obligations of Each Party.    The respective obligations of each party to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a)   If required by the DGCL, this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

        (b)   No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Merger or the Second Merger illegal or otherwise restraining or prohibiting the consummation of the Merger or the Second Merger; provided, however, that prior to asserting this condition, subject to Section 6.10, each of the parties shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree;

        (c)   All consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity required to consummate the Merger and the Second Merger shall have been obtained or made, except for such consents, approvals, orders, authorizations, material declarations, filings and registrations, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (for purposes of this clause, after giving effect to the Merger);

        (d)   No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

        (e)   Merger Sub shall have purchased or exchanged Shares pursuant to the Offer (provided that this shall not be a condition to Parent's and Merger Sub's obligations if Merger Sub shall have failed to purchase or exchange such Shares in violation of this Agreement, notwithstanding the satisfaction or waiver by Merger Sub of all of the conditions to the Offer set forth in Annex A attached).

ARTICLE VIII

TERMINATION

        Section 8.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company:

            (i)  if the Offer has not been consummated on or before February 28, 2006 (such date, as it may be extended under clause (A) of this paragraph, the "Termination Date"); provided, however, that (A) the Termination Date may be extended by either party (by written notice thereof to the other party), until March 30, 2006, if all other conditions to consummation of the Offer are satisfied or capable of then being satisfied and the sole reason that the Offer has not been consummated by such date is that the Antitrust Conditions set forth in paragraph (c) of Annex A have not been satisfied and Parent or the Company are still attempting to obtain such necessary consents and approvals under Antitrust Laws or are contesting the refusal of the relevant Governmental Entity to give such consents or approvals or the entry of any such judgment, injunction, order or decree by a Governmental Entity or through other applicable proceedings, and (B) the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of or resulted in the failure of the Offer to be consummated by the Termination Date; or

           (ii)  if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of or resulted in such order, decree, ruling or other action.

        (c)   by Parent, if there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement which would result in a failure of a condition to the Offer set forth in Annex A that is not waived by Merger Sub; provided, that Parent shall have given the Company prior written notice of Parent's intent to terminate this Agreement and the Company shall not have cured the applicable breach within ten Business Days or, if sooner, by one Business Day prior to the Termination Date.

        (d)   by the Company, (i) if Parent fails to consummate the Offer in breach hereof, or (ii) if there has been a breach by Parent or Merger Sub of (x) its representations and warranties contained in this Agreement (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date of determination as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect, or (y) its covenants and agreements contained in this Agreement in any material respect; provided, that the Company shall have given Parent prior written notice of the Company's intent to terminate this Agreement and Parent shall not have cured the applicable breach within ten Business Days or, if sooner, by one Business Day prior to the Termination Date.

        (e)   by Parent, if (i) the Company Board shall have effected a Company Change of Recommendation or resolved to do so; (ii) the Company Board shall have approved or recommended to the Company's stockholders a Company Acquisition Proposal or resolved to do so; or (iii) a tender offer or exchange offer for Shares is commenced (other than by Parent or any of its Affiliates) and the Company Board recommends that the Company's stockholders tender their shares in such tender or exchange offer or the Company Board fails to recommend that the Company's stockholders reject such tender or exchange offer within seven Business Days after receipt of Parent's request to do so; it being understood that neither disclosure of any competing proposal that is not being recommended by the Company Board nor disclosure of any facts or circumstances, together with a statement that the

Company Board continues to recommend approval of this Agreement and the Merger, shall be considered to be a Company Change of Recommendation.

        (f)    by the Company, prior to consummation of the Offer, upon or following a Company Change in Recommendation or otherwise in order to enter into a definitive agreement with respect to or otherwise to accept a Company Superior Proposal, in either case as permitted by Section 6.03(e) and subject to the timely payment in full of any fees payable by the Company pursuant to Section 6.09.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other parties.

        Section 8.02.    Effect of Termination.    In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability or further obligation on the part of Parent, the Company or Merger Sub or their respective officers or directors (except as set forth in Sections 6.04(c), 6.09 and Article IX, all of which shall survive the termination). Nothing in this Section 8.02 shall relieve any party from Liability for any willful and material breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

        Section 9.01.    Non-Survival of Representations and Warranties.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

        Section 9.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received), and shall be given deemed given: (i) upon personal delivery, (ii) one (1) Business Day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile or e-mail, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

  If to Parent or Merger Sub, to:

  Allergan, Inc.
  2525 Dupont Drive
  Irvine, California 92612
  Attention: Douglas Ingram
  Facsimile: (714) 246-6987
  E-mail: ingram_doug@allergan.com

  with copies to:

  Gibson, Dunn & Crutcher LLP
  333 South Grand Avenue
  Los Angeles, California 90071
  Attention: Andrew E. Bogen, Esq.
  Facsimile: (213) 229-7520
  E-mail: ABogen@gibsondunn.com

  If to the Company, to:

  Inamed Corporation
  5540 Ekwill Street
  Santa Barbara, California 93111-2936
  Attention: Joseph A. Newcomb
  Facsimile: (805) 692-5409
  E-mail: joseph.newcomb@inamed.com

  with copies to:

  Morrison & Foerster LLP
  12531 High Bluff Drive, Suite 100
  San Diego, California 92130-2332
  Attention: Scott M. Stanton
  Facsimile: (858) 720-5125
  E-mail: sstanton@mofo.com

        Section 9.03.    Defined Terms.

        (a)   For purposes of this Agreement:

        "Action" means any claim, suit, action, proceeding or investigation.

        "Affiliate" of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

        "Business Day" means any day, other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California.

        "Company Acquisition Proposal" means any offer or proposal with respect to a potential or proposed Company Acquisition Transaction.

        "Company Acquisition Transaction" means, whether in a single transaction or as part of a series of related transaction, any (a) merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 85% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale, lease, exclusive license or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or its Subsidiaries representing 15% or more of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Offer, the Merger or the Second Merger).

        "Company Distribution" means the sum of any cash and the fair market value of any property that is distributed, transferred or paid by the Company to its stockholders (whether in a redemption transaction or as a dividend distribution) in connection with the Reorganization, other than any payment pursuant to Section 1.04(g)

        "Company ERISA Affiliate Plan" shall mean each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of any ERISA Affiliate of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or contributed to by any ERISA Affiliate of the Company or any of its Subsidiaries or to which any ERISA Affiliate of the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which any ERISA Affiliate of the Company or any of its Subsidiaries has or may have any Liability or obligations, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy.

        "Company Key Product" shall mean any product or line of products which, in any of the preceding three calendar years, generated more than 5% of the Company's or any of its Subsidiary's net revenue for that year and any product which the Company reasonably expects to generate more than 5% of the Company's or any Subsidiary's net revenue in any of the next five years, but in any event including the products sold or to be sold under the following trademarks and trade names: Lap-Band System, BIB (BioEntrerics Intragastric Balloon System), BioDimensional, 410 Signature Series, Biospan, McGhan, Reloxin, Dysport, Cosmoderm, Cosmoplast, Hylaform, Captique, Zyderm, Zyplast Hydrafill, Hydrafill, JuveDerm or Juvinox.

        "Company Licensed Intellectual Property" means all material Intellectual Property licensed to the Company or any of its Subsidiaries.

        "Company Material Adverse Effect" shall mean any change, event, development or effect (i) that is materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole, except for any such change, event, development or effect resulting from or arising out of (A) changes or developments in the medical device and specialty pharmaceutical industries generally (which changes or developments, in each case, do not disproportionately affect the Company or its Subsidiaries in any material respect), (B) changes or developments in financial or securities markets or the economy in general (which changes or developments, in each case, do not disproportionately affect the Company or its Subsidiaries in any material respect), (C) any change in the Company's stock price or trading volume, in and of itself, (D) any failure by the Company to meet published revenue or earnings projections, in and of itself, (E) any changes resulting from or arising out of the announcement of (1) the termination of the Medicis Agreement, (2) the Offer, or (3) this Agreement or any actions pursuant to (and required by) this Agreement, or (F) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Company's or its Subsidiaries' products, or (ii) that prevents the Company from fulfilling its obligation to facilitate the Offer or consummate the Merger.

        "Company Owned Intellectual Property" means all material Intellectual Property owned by the Company or any of its Subsidiaries.

        "Company Partner" means any Person which manufactures, develops, packages, processes, labels, tests or distributes products pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with the Company or any of its Subsidiaries.

        "Company Registered Brand Name" means all trademarks, trade names, brand names, and service marks registered by the Company or any of its Subsidiaries in any country throughout the world.

        "Company Restricted Stock" shall mean the Shares subject to the rights to acquire unvested Shares outstanding under the Company Restricted Stock Plan.

        "Company Restricted Stock Plan" shall mean the Company's 2003 Restricted Stock Plan.

        "Company Stock Plans" shall mean the Company's Non-Employee Director's Stock Option Plan, the Company's 1998 Stock Option Plan, the Company's 1999 Director's Stock Election Plan, the Company's 1999 Stock Option Plan, the Company's 2000 Stock Option Plan, the Company's 2003 Outside Director Compensation Plan, the Company's 2004 Performance Stock Option Plan, the Company Restricted Stock Plan, the Standalone Option Agreements and any other plan or arrangement under which the Company or its subsidiaries grants equity-based awards.

        "Company Stockholders' Meeting" means a special meeting of the stockholders of the Company to be called pursuant to Section 6.06(d), if requested by Parent, to consider the adoption of this Agreement.

        "Company Superior Proposal" means an unsolicited, bona fide written offer made by a Company Potential Acquiror to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that are more favorable to the Company's stockholders than the terms of the Offer and the Merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the Company Potential Acquiror, including (i) the likelihood and timing of consummation, (ii) any amendments to or modifications of this Agreement that Parent has offered at the time of determination and (iii) such other factors deemed relevant by the Company Board.

        "Company Unregistered Brand Name" means all (i) trademarks, trade names, brand names, and service marks for which the Company or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks used by the Company or any of its Subsidiaries but not registered in any country anywhere in the world.

        "Contract" means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, covenants not to sue, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (each, including all amendments thereto).

        "Election Deadline" means the date that is 30 days after the date that Forms of Merger Election and any other materials necessary for the holder to claim the Merger Consideration to which such holder is entitled pursuant to the Merger are sent to former Company stockholders.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 52 or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Environmental Law(s)" means any and all applicable international, federal, state, or local Laws or rule of common Law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

          "Environmental Permits" means any material permit, license, authorization or approval required under applicable Environmental Laws.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

          "FDA" means the U.S. Food and Drug Administration.

          "FDCA" means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder.

          "GAAP" means United States generally accepted accounting principles.

          "Good Clinical Practices" means the FDA's standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, 320, 812, and 814 of the Code of Federal Regulations.

          "Good Laboratory Practices" means the FDA's standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations.

          "Good Manufacturing Practices" means the requirements set forth in the quality systems regulations for medical devices contained in Title 21 part 820 of the Code of Federal Regulations, and the good manufacturing practice regulations for finished pharmaceutical or drug products contained in Title 21 parts 210 and 211 of the Code of Federal Regulations.

          "Governmental Entity" means any foreign, federal, state, local or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

          "Hazardous Substances" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign and domestic, including (i) patents, patent applications (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, PCT international applications, and all foreign counterparts), statutory invention certificates, copyrights, mask works, industrial designs, URLs, domain names, trademarks, service marks, logotypes, brand names, trade dress and trade names, (ii) all rights in, applications for, registrations of any of the foregoing, (iii) moral rights, rights to use a natural person's name and likeness, publicity rights, (iv) trade secrets, confidential information, inventions, discoveries, improvements, modifications, know-how, techniques, methods, data, embodied or disclosed in any computer programs; product specifications; manufacturing, assembly, testing, clinical trials, patient surveys, physician surveys, surgical methods, educational programs, and (v) all goodwill related to any of the foregoing.

          "IRS" means Internal Revenue Service.

          "Knowledge" shall mean the actual knowledge of the executive officers of the Company or Parent, as the case may be.

          "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, treaty, convention, compact, protocol or arbitration award or finding.

          "Liability" or "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

          "Liens" means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

          "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          "NYSE" means the New York Stock Exchange, Inc.

          "Parent Key Product" shall mean any product or line of products, other than Ocuflox®, which, in any of the preceding three calendar years, generated more than 5% of Parent's and its consolidated Subsidiaries' net revenue for that year and any product which Parent reasonably expects to generate more than 5% of Parent's and its consolidated Subsidiaries' net revenue in any of the next five years, but in any event including the products sold or to be sold under the following trademarks and trade names: Alphagan® (including Alphagan®P and Combigan®), Botox®, Lumigan®, Refresh® eye drops, and Restasis®.

          "Parent Licensed Intellectual Property" means all material Intellectual Property licensed to Parent or any of its Subsidiaries.

          "Parent Material Adverse Effect" shall mean any change, event, development or effect that (i) is materially adverse to the business or financial condition of Parent and its Subsidiaries, taken as a whole, except for any such change, event, development or effect resulting from or arising out of (A) changes or developments in the medical device and specialty pharmaceutical industries generally (which changes or developments, in each case, do not disproportionately affect Parent or its Subsidiaries in any material respect), (B) changes or developments in financial or securities markets or the economy in general (which changes or developments, in each case, do not disproportionately affect Parent or its Subsidiaries in any material respect), (C) any change in Parent's stock price or trading volume, in and of itself, (D) any failure by Parent to meet published revenue or earnings projections, in and of itself, (E) any changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, or (F) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of Parent's or its Subsidiaries' products, or (ii) prevents Parent and Merger Sub from fulfilling any obligation to consummate the Offer and the Merger.

          "Parent Owned Intellectual Property" means all material Intellectual Property owned by Parent or any of its Subsidiaries.

          "Parent Partner" means any Person which manufactures, develops, packages, processes, labels or tests or distributes products pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with Parent or any of its Subsidiaries.

          "Parent Registered Brand Name" means all trademarks, trade names, brand names, and service marks registered by Parent or any of its Subsidiaries in any country throughout the world.

          "Parent Stock Option" means any option to purchase Parent Stock granted under the Parent Stock Plans or otherwise.

          "Parent Stock Plans" means any plan or arrangement under which Parent grants equity-based awards.

          "Parent Unregistered Brand Name" means all (i) trademarks, trade names, brand names, and service marks for which Parent or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks used by Parent or any of its Subsidiaries but not registered in any country anywhere in the world.

          "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          "Reloxin Assets" means all of the Company's right, title and interest in its license to Reloxin/Dysport products in all markets, and all associated information, studies, reports, FDA filings and communications.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

          "Share Issuance" means the issuance of Parent Stock pursuant to the Offer and the Merger.

          "Significant Subsidiary" has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the Exchange Act.

          "SOX" means the Sarbanes-Oxley Act of 2002.

          "Standalone Option Agreements" shall mean the Option Agreement between the Company and Nicholas L. Teti, dated July 23, 2001 and the Option Agreement between the Company and Hani Zeini, dated September 28, 2001.

          "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          "Tax" or "Taxes" means all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

          "Tax Returns" means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

          "Warning Letter" is a letter issued by the FDA for an alleged violation of regulatory significance that provides individuals and firms an opportunity to take voluntary corrective action.

        (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Reference
1999 Option Plan	Section 3.05(a)
2000 Option Plan	Section 3.05(a)
Agreement	Preamble
Antitrust Laws	Section 6.10(b)
Cash Consideration	Section 1.01(a)
Cash Merger Consideration	Section 3.01(a)(i)(A)
Cash Merger Election	Section 3.01(b)
Cash Proration Factor	Section 1.01(d)(i)
Certificate	Section 3.03(b)
Certificate of Merger	Section 2.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Recitals
Company	Preamble
Company 10-K	Section 4.06
Company Benefit Plans	Section 4.12(a)
Company Board	Recitals
Company Change of Recommendation	Section 6.03(e)
Company Disclosure Letter	Article IV Preamble
Company ESPP	Section 3.06
Company Financial Advisor	Section 4.19
Company Leases	Section 4.16(b)
Company Material Contracts	Section 4.10(a)
Company Material Leased Real Property	Section 4.16(b)
Company Material Licenses	Section 4.15(b)
Company Owned Real Property	Section 4.16(a)
Company Permits	Section 4.9(a)
Company Potential Acquiror	Section 6.03(b)
Company Preferred Stock	Section 4.02(a)
Company Purchase Rights	Section 4.02(a)
Company Qualified Plans	Section 4.12(d)
Company Required Statutory Approvals	Section 4.04(d)
Company Rights	Section 3.01(f)
Company Rights Agreement	Section 3.01(f)
Company SEC Documents	Section 4.05(a)
Company Stock Options	Section 3.05(b)
Company Stockholder Approval	Section 4.04(a)
Company Superior Proposal Notice	Section 6.03(b)
Company Termination Fee	Section 6.9(b)(ii)

Competing Confidentiality Agreement	Section 6.03(b)(i)
Confidentiality Agreement	Section 6.03(b)(i)
Conversion Options	Section 3.05(b)
Convertible Notes	Section 5.02(a)
Defaulting Party	Section 6.9(d)
DGCL	Recitals
Dissenting Shares	Section 3.02
Effective Time	Section 2.02
Election	Section 1.01(c)
Exchange Agent	Section 3.03(a)
Exchange Fund	Section 3.03(a)
Exchange Options	Section 3.05(a)
Expiration	Section 1.01(h)
Expiration Date	Section 1.01(h)
FCPA	Section 4.21
Financing	Section 6.17(a)
Form of Merger Election	Section 3.01(b)
Former Company Superior Proposal	Section 6.03(d)
Information Statement	Section 4.09(a)
Investigation	Section 6.04(d)
Maximum Cash Consideration	Section 1.01(d)
Maximum Cash Merger Consideration	Section 3.01(c)
Maximum Parent Stock Consideration	Section 1.01(d)
Maximum Premium	Section 6.11(b)
Maximum Stock Merger Consideration	Section 3.01(c)
Medicis	Recitals
Medicis Agreement	Recitals
Merger	Recitals
Merger Cash Proration Factor	Section 3.01(c)(i)
Merger Consideration	Section 3.01(a)(i)(B)
Merger Election	Section 3.01(b)
Merger Stock Proration Factor	Section 3.01(c)(ii)
Merger Sub	Preamble
Minimum Condition	Section 1.01(b)
Non-Stock Consideration	3.01(g)
Offer	Recitals
Offer Documents	Section 1.01(i)
Parent	Preamble
Parent 10-K	Section 5.06
Parent 10-Q	Section 5.06
Parent Board	Recitals
Parent Stock	Section 1.01(a)
Parent Disclosure Letter	Article V Preamble
Parent Financial Advisor	Section 5.20
Parent Leases	Section 5.17(b)
Parent Material Leased Real Property	Section 5.17(b)
Parent Material Licenses	Section 5.16(b)
Parent Permits	Section 5.10(a)
Parent Preferred Stock	Section 5.02(a)
Parent Required Statutory Approvals	Section 5.04(d)

Parent Rights	Section 3.01(f)
Parent Rights Agreement	Section 3.01(f)
Parent SEC Documents	Section 5.05(a)
Parent Stock Election	Section 1.01(c)
Parent Stock Proration Factor	Section 1.01(d)(ii)
Parent Termination Fee	Section 5.10(c)(ii)
Patent Litigations	Section 5.18
Program	Section 4.18(h)
Prospectus	Section 1.01(i)
Registration Statement	Section 1.01(i)
Representatives	Section 6.03(a)
Repurchase Rights	Section 3.07
Rights Plan Amendment	Section 1.02(a)
Schedule 14D-9	Section 1.02(b)
Schedule TO	Section 1.01(i)
Second Merger	Recitals
Section 16	Section 5.08
Shares	Recitals
Stock Merger Consideration	Section 3.01(a)(i)(B)
Stock Merger Election	Section 3.01(b)
Surviving Corporation	Section 2.01
Termination Date	Section 8.01(b)(i)
Testing Price	Section 3.01(g)
Top-Up Closing	Section 1.04
Top-Up Exercise Event	Section 1.04(b)(i)
Top-Up Exercise Notice	Section 1.04(c)
Top-Up Notice Date	Section 1.04(c)
Top-Up Option	Section 1.04a)
Top-Up Option Shares	Section 1.04(a)
Transferred Employees	Section 6.05(a)
Transferred Employee Plans	Section 6.05(a)
Unit	Section 3.05(b)
Value of Stock Consideration	3.01(g)
Valuation Date	3.01(g)

        Section 9.04.    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 9.05.    Miscellaneous.    This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the jurisdiction of the

Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action on the Court of Chancery of the State of Delaware, and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

        Section 9.06.    Counterparts.    This Agreement may be executed by facsimile signature and in two or more counterparts each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 9.07.    Amendments; Extensions.

        (a)   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; provided that, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (b)   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the parties hereto contained herein (except those conditions to the Offer specifically designated as non-waiveable in Section 1.01(b)); provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 9.08.    Entire Agreement.    This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits and the Annexes hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.11, which are intended for the benefit of the Company's former and present officers and directors, and Article I hereof.

        Section 9.09.    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        Section 9.10.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity; provided, however, that following the termination of this Agreement pursuant to Section 8.01, and subject to the following proviso, the parties shall only be entitled to require specific performance of the obligations of the respective parties under Sections 6.04(c) and 6.09 and no party shall be obligated to consummate the Merger or the other transactions contemplated hereby after such party has paid any fees or expenses required to be paid by it under Section 6.09; provided, further, that the Company shall not be entitled to seek or obtain specific performance of any term hereof if, as provided in the proviso of Section 6.09(d) hereof, the Company files suit or otherwise seeks to recover money damages for any breach of this Agreement by Parent or Merger Sub in lieu of collecting or directing the payment of any amounts that otherwise would be payable to the Company pursuant to Section 6.09(c)(i) or (ii).

        Section 9.11.    Disclosure.    Any matter disclosed in any section of a party's Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Letter in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLERGAN, INC.
By:	/s/ DOUGLAS S. INGRAM
Name:	Douglas S. Ingram
Title:	Executive Vice President, General Counsel and Secretary

BANNER ACQUISITION, INC.
By:	/s/ DOUGLAS S. INGRAM
Name:	Douglas S. Ingram
Title:	Secretary

INAMED CORPORATION
By:

Name:

Title:

ANNEX A

CONDITIONS TO THE OFFER

        Merger Sub shall not be required to accept for exchange or exchange any Shares and may postpone the acceptance for exchange of or exchange of, tendered Shares, if at the time of the Expiration Date any of the following conditions are not met, and Merger Sub may, in its reasonable discretion (but subject to the requirements of applicable Laws) terminate or amend the Offer in accordance with the Merger Agreement if, the following conditions are not met:

        (a)    Accuracy of Representations and Warranties and Covenant Compliance

          (i)    The representations and warranties of the Company contained in the Merger Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the time Merger Sub accepts for purchase or exchange Shares validly tendered pursuant to the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect;

          (ii)   The Company shall have performed in all material respects all of its obligations required to be performed by it under the Merger Agreement at or prior to the time Merger Sub accepts for purchase or exchange Shares validly tendered pursuant to the Offer.

        (b)    Minimum Tender

        There shall have been validly tendered and not properly withdrawn prior to the Expiration Date, a number of Shares which, together with any Shares Parent or Merger Sub beneficially owns, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date that Merger Sub accepts Shares for purchase or exchange (the "Minimum Condition").

        (c)    Antitrust

          (i)    Any mandatory waiting periods barring consummation of the Merger, as established by the HSR Act, and any applicable similar foreign laws or regulations will have expired or been terminated; and

          (ii)   such expiration or termination has been granted or occurred without the imposition of any material condition or restriction, other than, to the extent required to obtain any necessary consents, approvals or authorizations required to complete the Offer, the Merger or the Second Merger under applicable Antitrust Laws (x) the license, divestment, disposition of or holding separate of (A) the Reloxin Assets, including the Company's distribution rights and all related rights to the Reloxin/Dysport products in all markets and (B) such other assets and businesses as do not constitute material assets or businesses of Parent or the Company or their respective Subsidiaries, all as and to the extent required pursuant to Section 6.10(b)(iii) of the Merger Agreement.

        (d)    Certain Other Conditions

        The other conditions to the Offer are as follows:

          (i)    the shares of Parent Stock to be issued to Company stockholders in the Offer and the proposed Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

          (ii)   the Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and not withdrawn nor shall there be any proceedings for that purpose pending before the SEC, and Parent shall have received all material state securities law or blue sky authorizations;

          (iii)  no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Offer, the Merger or the Second Merger shall be in effect; and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other Governmental Entity that prohibits or makes illegal the completion of the Offer, the Merger or the Second Merger;

          (iv)  no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other Governmental Entity that materially restricts the completion of the Offer, the Merger or the Second Merger, other than any license, divestment, disposition of or holding separate of (A) the Reloxin Assets, including the Company's distribution rights and all related rights to the Reloxin/Dysport products in all markets and (B) such other assets and businesses as do not constitute material assets or businesses of Parent or the Company or their respective Subsidiaries, all as and to the extent required pursuant to Section 6.10(b)(iii) of the Merger Agreement;

          (v)   there shall not be pending any suit, action or proceeding by any Governmental Entity:

            (A)  seeking to prohibit the completion of the Offer;

            (B)  seeking to prohibit the ownership or operation by the Company or Parent or any of their respective Subsidiaries of any material business or assets of the Company or Parent (other than such prohibitions or restrictions contemplated by Section 6.10(b)(iii) of the Merger Agreement); or

            (C)  seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company (other than such prohibitions or restrictions contemplated by Section 6.10(b)(iii) of the Merger Agreement);

          (vi)  since the date of the Merger Agreement, there shall not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

        These conditions (i) are for the sole benefit of Merger Sub, (ii) may be asserted by Merger Sub regardless of the circumstances giving rise to any of these conditions and (iii) may be waived by Merger Sub, except as specified in Section 1.01(b) of the Merger Agreement. The failure by Merger Sub at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances or the same or similar facts and circumstances existing at a different time; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.

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QuickLinks

  Exhibit 99(a)(5)(D)
AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
ANNEX A CONDITIONS TO THE OFFER